EXHIBIT 10.1

SECOND AMENDED AND RESTATED CREDIT AGREEMENT
among
CH ENERGY GROUP, INC.
as Borrower
THE LENDING INSTITUTIONS NAMED THEREIN,
as Lenders
KEYBANK NATIONAL ASSOCIATION,
as the Swing Line Lender, a Letter of Credit Issuer,
Book Manager, Lead Arranger
and Administrative Agent

JPMORGAN CHASE BANK, N.A.
as Co-Syndication Agent

and

HSBC BANK USA,
as Co-Syndication Agent

________________________

dated as of
October 19, 2012

________________________

$100,000,000 Revolving Facility
$15,000,000 Swing Line Facility

TABLE OF CONTENTS

Annex I Schedule 7.1 Schedule 9.3 Schedule 9.6 Exhibit A-1 Exhibit A-2 Exhibit B-1 Exhibit B-2 Exhibit C Exhibit D Exhibit E	- - - - - - - - - - -
Lenders, Commitments and Notice Addresses

Subsidiaries
Permitted Liens
Transactions with Affiliates

Revolving Note
Swing Line Note
Notice of Borrowing, Continuation or Conversion
Letter of Credit Request
Compliance Certificate
Closing Certificate
Assignment Agreement

Execution Version
This SECOND AMENDED AND RESTATED CREDIT AGREEMENT, dated as of October 19, 2012, is entered into by and among the following:
(i)            CH ENERGY GROUP, INC., a New York corporation (herein, together with its successors and assigns, the "Parent" or the "Borrower");
(ii)            the Lenders, defined below, from time to time party hereto;
(iii)            JPMORGAN CHASE BANK, N.A., a New York banking corporation, as Co-Syndication Agent;
(iv)            HSBC BANK USA, N.A., a national banking association, as Co-Syndication Agent; and
(v)            KEYBANK NATIONAL ASSOCIATION, a national banking association, as the Swing Line Lender, defined below, the Administrative Agent, defined below, a Letter of Credit Issuer, defined below, Book Manager and Lead Arranger.
RECITALS:
A.            The Borrower and certain lenders (the "Original Lenders") are parties to the Credit Agreement, dated as of November 21, 2003 (as amended, the "Original Credit Agreement") which such Original Credit Agreement was amended and restated in its entirety pursuant to that certain Amended and Restated Credit Agreement, dated as of February 21, 2008 (as amended, the "Amended Credit Agreement" and together with the Original Credit Agreement, the "Previous Agreements").
B.            The Borrower has requested that the Amended Credit Agreement be amended and restated.
C.            The Borrower will derive direct or indirect economic benefits from the amendment and restatement of the Amended Credit Agreement.
D.            Subject to and upon the terms and conditions set forth herein, the Administrative Agent and the Lenders are willing to amend and restate the Amended Credit Agreement.
AGREEMENT:

In consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:
ARTICLE I.

 DEFINITIONS AND TERMS
Section 1.1.                          Certain Defined Terms.  As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires.

"Acquisition" means any acquisition (a) on a going concern basis (whether by purchase, lease or otherwise) of assets constituting a business or a division or line of business of a Person that is not a Subsidiary of the Borrower, and (b) of a majority of the outstanding equity or other similar interests in any such Person (whether by merger, stock purchase or otherwise).

"Adjusted Eurodollar Rate" means with respect to each Interest Period for a Eurodollar Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
"Administrative Agent" means KeyBank in its capacity as administrative agent for the Lenders, together with any successor to the Administrative Agent appointed pursuant to Section 11.9.
"Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person, or, in the case of any Lender that is an investment fund, the investment advisor thereof and any investment fund having the same investment advisor.  A Person shall be deemed to control a second Person if such first Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors or managers of such second Person or (b) to direct or cause the direction of the management and policies of such second Person, whether through the ownership of voting securities, by contract or otherwise.  Notwithstanding the foregoing, (i) a director, officer or employee of a Person shall not, solely by reason of such status, be considered an Affiliate of such Person; and (ii) neither the Administrative Agent nor any Lender shall in any event be considered an Affiliate of the Parent or any other Credit Party or any of their respective Subsidiaries.
"Agent Fee Letter" means the letter, dated as of October 19, 2012, between the Administrative Agent and the Parent, as the same may from time to time be amended, restated, supplemented or otherwise modified.
"Agreement" means this Second Amended and Restated Credit Agreement, as the same may from time to time be further amended, restated, supplemented or otherwise modified.
"Allocable Amount" means, as of any date of determination, for the Borrower, the maximum amount of liability that could be asserted against the Borrower under this Agreement with respect to the applicable Borrower Payment without (a) rendering the Borrower "insolvent" within the meaning of Section 101(31) of the Bankruptcy Code or Section 2 of either the Uniform Fraudulent Transfer Act (as in effect in any applicable State, the "UFTA") or the Uniform Fraudulent Conveyance Act (as in effect in any applicable State, the "UFCA"), (ii) leaving the Borrower with unreasonably small capital, within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving the Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA or Section 6 of the UFCA.
"Amended Credit Agreement" has the meaning provided in the recitals of this Agreement.
"Applicable Commitment Fee Rate" means, on any date of determination, a rate that is determined based upon the Parent S&P Rating or the Parent Moody's Rating, as follows:
Parent S&P Rating	Parent Moody's Rating	Applicable Commitment Fee Rate
A+ or higher	A1 or higher	8.00 basis points
A	A2	10.00 basis points
A-	A3	12.50 basis points
BBB+	Baa1	15.00 basis points
BBB	Baa2	20.00 basis points
BBB- or lower	Baa3 or lower	25.00 basis points

If there is a difference of one rating level between the Parent S&P Rating and the Parent Moody's Rating, the Applicable Commitment Fee Rate shall be determined based on the higher rating.  If there is a difference of two or more rating levels between the Parent S&P Rating and the Parent Moody's Rating, the Applicable Commitment Fee Rate shall be determined based on the intermediate rating levels at the midpoint between such Parent S&P Rating and such Parent Moody's Rating (or, if there is no midpoint, the higher intermediate level). If there is no Parent S&P Rating, then the Applicable Commitment Fee Rate shall be determined based on the Parent Moody's Rating, or if there is no Parent Moody's Rating, then the Applicable Commitment Fee Rate shall be determined based on the Parent S&P Rating. If (i) there is no Parent S&P Rating and no Parent Moody's Rating or (ii) an Event of Default has occurred and is continuing, the Applicable Commitment Fee Rate shall be the highest rate per annum indicated therefor in the above table.  The Parent S&P Rating and the Parent Moody's Rating in effect on any date for purposes of determining the Applicable Commitment Fee Rate shall be that Parent S&P Rating and Parent Moody's Rating in effect at the close of business on such date.  Each change in the Applicable Commitment Fee Rate resulting from a publicly announced change in the Parent S&P Rating and/or the Parent Moody's Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.
"Applicable Lending Office" means, with respect to each Lender, the office or offices designated by such Lender to the Administrative Agent as such Lender's lending office or offices for purposes of this Agreement.
"Applicable Margin" means, on any date of determination, a rate that is determined, based upon the Parent S&P Rating or the Parent Moody's Rating, as follows:
Level	Parent S&P Rating	Parent Moody's Rating	Applicable Margin for Eurodollar Loans
1	A+ or higher	A1 or higher	62.50 basis points
2	A	A2	75.00 basis points
3	A-	A3	87.50 basis points
4	BBB+	Baa1	100.00 basis points
5	BBB	Baa2	125.00 basis points
6	BBB- or lower	Baa3 or lower	137.50 basis points

If there is a difference of one rating level between the Parent S&P Rating and the Parent Moody's Rating, the Applicable Margin shall be determined based on the higher rating.  If there is a difference of two or more rating levels between the Parent S&P Rating and the Parent Moody's Rating, the Applicable Margin shall be determined based on the intermediate rating levels at the midpoint between such Parent S&P Rating and such Parent Moody's Rating (or, if there is no midpoint, the higher intermediate level).  If there is no Parent S&P Rating, then the Applicable Margin shall be determined based on the Parent Moody's Rating, or if there is no Parent Moody's Rating, then the Applicable Margin shall be determined based on the Parent S&P Rating.  If (i) there is no Parent S&P Rating and no Parent Moody's Rating or (ii) an Event of Default has occurred and is continuing, the Applicable Margin shall be the highest rate per annum indicated therefor in the above table.  The Parent S&P Rating and the Parent Moody's Rating in effect on any date for purposes of determining the Applicable Margin shall be that Parent S&P Rating and Parent Moody's Rating in effect at the close of business on such date.  Each change in the Applicable Margin resulting from a publicly announced change in the Parent S&P Rating and/or the Parent Moody's Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next change.
"Approved Fund" means a fund that is administered or managed by a Lender or an Affiliate of a Lender.
"Asset Sale" means the sale, transfer or other disposition (including by means of Sale and Lease-Back Transactions, and by means of mergers, consolidations, and liquidations of a corporation, partnership or limited liability company of the interests therein of the Parent or any of its Subsidiaries) by the Parent or any of its Subsidiaries to any Person of any of their respective assets, provided that the term Asset Sale specifically excludes any sales, transfers or other dispositions of inventory, or obsolete or excess furniture, fixtures, equipment or other property, real or personal, tangible or intangible, in each case in the ordinary course of business.
"Assignment Agreement" means an Assignment Agreement substantially in the form of Exhibit E.
"Augmenting Lender" has the meaning provided in Section 2.1(b)(i).
"Authorized Officer" means any of the following officers of the Borrower:  the Chief Executive Officer, the Chief Financial Officer, the President or the Treasurer, and for purposes other than the delivery of the Compliance Certificate, such other Person as is authorized in writing to act on behalf of the Borrower and is acceptable to the Administrative Agent and for whom the Administrative Agent has received an incumbency certificate.
"Bankruptcy Code" means Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto.
"Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the greatest of (a) the rate of interest established by KeyBank in Cleveland, Ohio, from time to time, as its prime rate, whether or not publicly announced, which interest rate may or may not be the lowest rate charged by it for commercial loans or other extensions of credit; (b) the Federal Funds Effective Rate in effect from time to time, determined one Business Day in arrears, plus 1/2 of 1% per annum; and (c) the Adjusted Eurodollar Rate for a one month Interest Period plus 1%.

"Base Rate Loan" means each Loan bearing interest at a rate based upon the Base Rate.
"Borrower" has the meaning provided in the first paragraph of this Agreement.
"Borrower Payment" has the meaning provided in Section 2.11.
"Borrowing" means (i) the incurrence of Revolving Loans consisting of one Type of Loan, by the Borrower from all of the Lenders on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period, or (ii) the incurrence of a Swing Line Loan.
"Business Day" means, (a) for all purposes other than as covered by clause (b) below, any day that is not a Saturday, Sunday or day on which commercial banks in the city in which the Payment Office is located are authorized or required by law or other governmental actions to close and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
"Capital Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) by such Person, as lessee, that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
"Capitalized Lease Obligations" means all obligations under Capital Leases of the Parent or any of its Subsidiaries in each case taken at the amount thereof accounted for as liabilities and identified as "capital lease obligations" (or any similar words) on a consolidated balance sheet of the Parent and its Subsidiaries prepared in accordance with GAAP.
"Cash Collateralize" means, (i) to deposit into a cash collateral account maintained with (or on behalf of) the Administrative Agent, and under the sole dominion and control of the Administrative Agent, or (ii) to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Letter of Credit Issuers or Lenders, as collateral for Letter of Credit Outstandings or obligations of Lenders to fund participations in respect of Letter of Credit Outstandings, cash or deposit account balances or, if the Administrative Agent and each applicable Letter of Credit Issuer shall agree in their sole discretion, other credit support; in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Letter of Credit Issuer.  "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
"Cash Equivalents" means any of the following:
(a)            securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(b)            Dollar denominated time deposits, certificates of deposit and bankers' acceptances of (i) any Lender or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than 180 days from the date of acquisition;
(c)            commercial paper issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper issued by, or guaranteed by, any industrial or financial company with a short- term commercial paper rating of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long term unsecured debt rating of at least A or A2, or the equivalent of each thereof, from S&P or Moody's, as the case may be, and in each case maturing within 270 days after the date of acquisition;
(d)            fully collateralized repurchase agreements entered into with any Lender or Approved Bank having a term of not more than 30 days and covering securities described in clause (a) above;
(e)            investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (a) through (d) above;
(f)            investments in money market funds access to which is provided as part of "sweep" accounts maintained with a Lender or an Approved Bank;
(g)           asset-backed securities issued by an issuer, or guaranteed by a guarantor, with a rating of AA or the equivalent thereof by S&P or Moody's;
(h)           auction rate or variable rate auction preferred stock issued by an issuer with a long-term unsecured debt rating of at least A3 or the equivalent from S&P or Moody's, as the case may be;
(i)            medium term notes or other debt securities issued by any industrial or financial issuer with a long-term unsecured debt rating of at least A3 or the equivalent thereof from S&P or A- or the equivalent thereof from Moody's;
(j)            securities issued by, or directly and fully guaranteed by, any foreign government with a rating of at least A2 or the equivalent thereof from S&P or A- or the equivalent thereof from Moody's or by the World Bank'
(k)            tax exempt variable rate demand notes issued by an issuer, or guaranteed by a guarantor, with a rating of at least Aa3 or the equivalent thereof from S&P or AA- or the equivalent thereof from Moody's;
(l)            tax and revenue anticipation notes, tax exempt bonds with maturities of 13 months or less or tax exempt auction-based variable rate notes, in each case, with a rating of at least A3 or the equivalent thereof from S&P or A-1 or the equivalent thereof from Moody's;
(m)      investments in industrial development revenue bonds that (i) "re-set" interest rates not less frequently than quarterly, (ii) are entitled to the benefit of a remarketing arrangement with an established  broker dealer, and (iii) are supported by a direct pay letter of credit covering principal and accrued interest that is issued by an Approved Bank; and

(n)            investments in pooled funds or investment accounts consisting of investments of the nature described in the foregoing clause (g).
 "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.
"Change of Control" means (i) prior to the effectiveness of the acquisition (directly or indirectly) of all or substantially all of the outstanding common stock of the Borrower by Fortis: (a) the acquisition of ownership, directly, or indirectly, beneficially or of record, by any Person or group (within the meaning of the 1934 Act and the rules of the SEC thereunder as in effect on the date hereof), the Equity Interests representing more than 20% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) the Borrower ceases to own, directly or indirectly, and Control 100% of the ordinary voting power of the Utility, disregarding for purposes of this determination any preferred stock of the Utility so long as the holders of such preferred stock are not entitled to vote at the time in the election of directors and (ii) on and after the effectiveness of the acquisition (directly or indirectly) of all or substantially all of the outstanding common stock of the Borrower and the Utility by Fortis: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the 1934 Act and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Fortis; or (b) Fortis ceases to own, directly, or indirectly, and Control 100% of the ordinary voting power of the Utility, disregarding for purposes of this determination any preferred stock of the Utility so long as the holders of such preferred stock are not entitled to vote at the time in the election of directors; or (c) occupation of a majority of seats (other than vacant seats) on the board of director for Fortis by Persons who were neither (i) nominated by the board of directors of Fortis nor (ii) appointed by directors so nominated.
"Change in Law" means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a "Change in Law", regardless of the date enacted, adopted or issued.
"Closing Date" means the date on which the conditions specified in Section 6.1 are satisfied.
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.  Section references to the Code are to the Code as in effect at the Closing Date and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
"Commitment" means, with respect to each Lender, its Revolving Commitment, if any, or its Swing Line Commitment, if any, or any or all of such Commitments of a Lender, as applicable.
"Commitment Fees" has the meaning provided in Section 4.1(a).

"Compliance Certificate" means a certificate, substantially in the form of the attached Exhibit C.
"Connection Income Taxes" means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes
"Consolidated Net Worth" means, at any time, all amounts that, in conformity with GAAP, would be included under the caption "total stockholders' equity" (or any like caption) on a consolidated balance sheet of the Parent as of such date, provided that in no event shall Consolidated Net Worth include any amounts in respect of Redeemable Stock.
"Consolidated Tangible Assets" means at any time the consolidated total assets of the Parent and its Subsidiaries calculated on a consolidated basis as of such time, but excluding therefrom goodwill, patents, patent applications, permits, trademarks, trade names, copyrights, licenses, franchises, experimental expense, organizational expense, unamortized debt discount and expense, the excess of cost of shares acquired over book value of related assets and such other assets that are properly classified as "intangible assets" in accordance with GAAP.
"Consolidated Total Capitalization" means the sum of Consolidated Total Debt and Consolidated Net Worth.
"Consolidated Total Debt" means the sum (without duplication) of all Indebtedness of the Parent and of each of its Subsidiaries, all as determined on a consolidated basis.
"Continue", "Continuation" and "Continued" each refers to a continuation of Eurodollar Loans for an additional Interest Period as provided in Section 2.2.
"Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms "Controlling" and "Controlled" have meanings correlative thereto.
"Convert", "Conversion" and "Converted" each refers to a conversion of Loans of one Type into Loans of another Type, pursuant to Section 2.2.
"Credit Documents" means this Agreement, the Notes, if any, the Agent Fee Letter and any Letter of Credit Document.
"Credit Event" means any Borrowing, Conversion, Continuation or the issuance of any Letter of Credit or amendment to any Letter of Credit Document that increases the Stated Amount of any Letter of Credit, or renews or extends the expiry date of any Letter of Credit.
"Credit Party" means the Borrower and any other Subsidiary or affiliate of the Borrower that is or hereafter becomes a party to any Credit Document.
"Default" means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
"Defaulting Lender" means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender's determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Letter of Credit Issuer, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent or any Letter of Credit Issuer or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender's obligation to fund a Loan hereunder and states that such position is based on such Lender's determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower, each Letter of Credit Issuer, each Swing Line Lender and each Lender.

"Dollars" and the sign "$" each means lawful money of the United States.
"Eligible Assignee" means (a) a Lender (other than a Defaulting Lender), (b) an Affiliate of a Lender (other than a Defaulting Lender), (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) each Letter of Credit Issuer, and (iii) unless an Event of Default has occurred and is continuing, the Borrower (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, "Eligible Assignee" shall not include the Borrower or any of the Affiliates or Subsidiaries of the Borrower.
"Energy-Related Business" means any business engaged in or directly related to:  (a) the production, sale, brokerage, management, transportation, delivery or other provision of energy products, including but not limited to, electricity, natural gas, oil, coal, propane and renewable energy producing materials, (b) the provision of energy conservation services, including, but not limited to, energy audits, installation of energy conservation devices, energy efficient equipment and related systems, (c) the provision of services and equipment in connection with the procurement of such energy products or conservation of energy, (d) engineering, consulting, construction, operational or maintenance services in connection with such energy products, the conservation of energy or with equipment utilizing such energy products or (e) the manufacturing of equipment used in connection with energy production or conservation.

"Environmental Claims" means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such law, including, without limitation, (a) any and all claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from the storage, treatment or Release (as defined in CERCLA) of any Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.
"Environmental Law" means any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy and rule of common law now or hereafter in effect and in each case as amended, and any binding and enforceable judicial or administrative interpretation thereof, including, without limitation, any judicial or administrative order, consent, decree or judgment issued to or rendered against the Parent or any of its Subsidiaries relating to the environment, employee health and safety or Hazardous Materials, including, without limitation, CERCLA; RCRA; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq., the Hazardous Material Transportation Act, 49 U.S.C. § 5101 et seq. and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); and any state and local or foreign counterparts or equivalents, in each case as amended from time to time.
"Equity Interests" means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.
"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
"ERISA Affiliate" means each Person (as defined in Section 3(9) of ERISA) that together with the Parent or a Subsidiary of the Parent would be deemed to be a "single employer" (a) within the meaning of Section 414(b), (c), (m) or (o) of the Code or (b) as a result of the Parent or a Subsidiary of the Parent being or having been a general partner of such Person.
"Eurodollar Loans" means each Loan bearing interest at a rate based on the Adjusted Eurodollar Rate.
"Event of Default" has the meaning provided in Section 10.1.
"Excluded Taxes" means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.8) or (ii) such Lender changes its Applicable Lending Office, except in each case to the extent that, pursuant to Section 5.5, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Applicable Lending Office, (c) Taxes attributable to such Recipient's failure to comply with Section 5.5(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

"Exemption Certificate" has the meaning provided in Section 5.5(b)(ii).
"Facility" means the Revolving Facility, the Swing Line Facility, or both of them, as applicable.
"FATCA" means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to entered into pursuant to Section 1471(b)(1) of the Code.
"Federal Funds Effective Rate" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.
"Fees" means all amounts payable pursuant to, or referred to in, Section 4.1, together with any other fees payable pursuant to this Agreement or any other Credit Document.
"Financial Projections" has the meaning provided in Section 7.7(b).
"Foreign Lender" means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
"Fortis" means Fortis Inc., a corporation organized under the Corporation Act of Newfoundland and Labrador.
"FPA" means the Federal Power Act, as amended, and all rules and regulations promulgated thereunder.
"Fronting Exposure" means, at any time there is a Defaulting Lender, (a) with respect to any Letter of Credit Issuer, such Defaulting Lender's Revolving Facility Percentage of Letter of Credit Outstandings with respect to Letters of Credit issued by such Letter of Credit Issuer other than Letter of Credit Outstandings as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Line Lender, such Defaulting Lender's Revolving Facility Percentage of outstanding Swing Line Loans made by such Swing Line Lender other than Swing Line Loans as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders.
"Fronting Fee" has the meaning provided in Section 4.1(c).

"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.
"Governmental Authority" means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
"Guaranty Obligations" means as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness ("primary Indebtedness") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness, or (d) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
"Hazardous Materials" means (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous wastes", "restrictive hazardous wastes", "toxic substances", "toxic pollutants", "contaminants" or "pollutants", or words of similar meaning and regulatory effect, under any applicable Environmental Law.
"Increasing Lender" has the meaning provided in Section 2.1(b)(i).
"Indebtedness" means, with respect to any Person, all of the following (without duplication):
(a)            all indebtedness of such Person for borrowed money;
(b)            all bonds, notes, debentures and similar debt securities of such Person;
(c)            the deferred purchase price of capital assets or services that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person;
(d)            the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder;
(e)            all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances;

(f)            all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed;
(g)            all Capitalized Lease Obligations of such Person;
(h)            the present value, determined on the basis of the implicit interest rate, of all basic rental obligations under all Synthetic Leases of such Person;
(i)            all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, i.e., take-or-pay and similar obligations;
(j)            all net obligations of such Person under Swap Agreements;
(k)            the full outstanding balance of trade receivables, notes or other instruments sold with full recourse (and the portion thereof subject to potential recourse, if sold with limited recourse), other than in any such case any thereof sold solely for purposes of collection of delinquent accounts;
(l)            the stated value, or liquidation value if higher, of all Redeemable Stock of such Person; and
(m)            all Guaranty Obligations of such Person;
provided, however, that (i) neither trade payables nor other similar accrued expenses, in each case arising in the ordinary course of business, nor obligations in respect of insurance policies or performance or surety bonds that themselves are not guarantees of Indebtedness (nor drafts, acceptances or similar instruments evidencing the same nor obligations in respect of letters of credit supporting the payment of the same), shall constitute Indebtedness; and (ii) the Indebtedness of any Person shall in any event include (without duplication) the Indebtedness of any other entity (including any general partnership in which such Person is a general partner) to the extent such Person is liable thereon as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide expressly that such Person is not liable thereon.
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Interest Period" means, with respect to each Eurodollar Loan, a period of one, two, three or six months as selected by the Borrower, provided that (a) the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (the date of a Borrowing resulting from a Conversion or Continuation shall be the date of such Conversion or Continuation) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires; (b) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month; (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; (d) no Interest Period for any Eurodollar Loan may be selected that would end after the Maturity Date; and (e) if, upon the expiration of any Interest Period, the Borrower has failed to (or may not) elect a new Interest Period to be applicable to the respective Borrowing of Eurodollar Loans as provided above, the Borrower shall be deemed to have elected to Convert such Borrowing to a Base Rate Loan effective as of the expiration date of such current Interest Period.

"Investment" means (a) any direct or indirect purchase or other acquisition by the Parent or any of its Subsidiaries of any of the capital stock or other equity interest of any other Person, including any partnership or joint venture interest in such Person; (b) any loan or advance to, guarantee or assumption of debt or purchase or other acquisition of any other debt of, any Person by the Parent or any of its Subsidiaries; or (c) any purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.
"IRS" means the United States Internal Revenue Service.
"KeyBank" means KeyBank National Association, a national banking association, together with its successors and assigns.
"Leaseholds" means, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
"Lenders" means the Persons listed on Annex I and any other Person that becomes a party hereto pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement and any Augmenting Lender.  Unless the context otherwise requires, the term "Lenders" includes the Swing Line Lender.
"Lender Default" means (a) the refusal (which has not been retracted) of a Lender in violation of the requirements of this Agreement to make available its portion of any incurrence of Loans or (b) a Lender having notified the Administrative Agent and/or the Borrower that it does not intend to comply with the obligations under Section 2.1, in the case of either (a) or (b) as a result of the appointment of a receiver or conservator with respect to such Lender at the direction or request of any regulatory agency or authority.
"Lender Register" has the meaning provided in Section 12.15.
"Letter of Credit" has the meaning provided in Section 3.1(a).
"Letter of Credit Commitment Amount" means $75,000,000.
"Letter of Credit Documents" has the meaning specified in Section 3.2(a).
"Letter of Credit Fee" has the meaning provided in Section 4.1(b).
"Letter of Credit Issuer" means (i) KeyBank or any of its Affiliates, or (ii) if KeyBank is unable or unwilling to issue any given Letter of Credit, such other Lender that is requested, and agrees, to so act by the Borrower, and is approved by the Administrative Agent, which approval shall not be unreasonably withheld or delayed.
"Letter of Credit Obligor" has the meaning provided in Section 3.1(a).

"Letter of Credit Outstandings" means, at any time, the sum, without duplication, of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings.
"Letter of Credit Request" has the meaning provided in Section 3.2(a).
"LIBO Rate" means, with respect to any Eurodollar Loan for any Interest Period, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in Dollars with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Loan for such Interest Period shall be the rate at which deposits in Dollars in an amount equal to $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.
"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
"Loan" has the meaning provided in Section 2.1.
"Margin Stock" has the meaning provided in Regulation U.
"Material Adverse Effect" means any or all of the following:  (a) a material adverse effect on the business, operations, property, assets, liabilities, financial or other condition, or prospects of the Parent and/or any of its Subsidiaries, the Parent and its Subsidiaries, taken as a whole, or when used with reference to any other Person, such Person and its Subsidiaries, taken as a whole, as the case may be; (b) a material adverse effect on the ability of the Borrower or any other Credit Party to perform its obligations under the Credit Documents to which it is a party; (c) a material adverse effect on the ability of the Parent and its Subsidiaries, taken as a whole, to pay their liabilities and obligations as they mature or become due; or (d) a material adverse effect on the validity, effectiveness or enforceability, as against any Credit Party, of any of the Credit Documents to which it is a party.
"Maturity Date" means October 19, 2015, or such earlier date on which the Total Commitment is terminated as provided herein.
"Minimum Borrowing Amount" means (a) for Base Rate Loans, $1,000,000, with minimum increments thereafter of $500,000, (b) for Eurodollar Loans, $4,000,000, with minimum increments thereafter of $500,000, and (c) for Swing Line Loans, $500,000, with minimum increments thereafter of $100,000.
"Minimum Collateral Amount" means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of all Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Letter of Credit Issuers in their sole discretion.

"Moody's" means Moody's Investors Service, Inc. and its successors.
"Moody's Rating" means, with respect to any Person, the rating accorded to such Person's senior unsecured long-term debt by Moody's.
"Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding three plan years made or accrued an obligation to make contributions.
"Multiple Employer Plan" means an employee benefit plan, other than a Multiemployer Plan, to which the Borrower or any ERISA Affiliate, and one or more employers other than the Parent or any of its Subsidiaries or an ERISA Affiliate, is making or accruing an obligation to make contributions or, if any such plan has been terminated, to which the Borrower or an ERISA Affiliate made or accrued an obligation to make contributions during any of the five plan years preceding the date of termination of such plan.
"1934 Act" means the Securities Exchange Act of 1934, as amended.
"Non-Consenting Lender" has the meaning provided in Section 2.8(b).
"Non-Defaulting Lender" means, at any time, each Lender that is not a Defaulting Lender at such time.
"Note" means a Revolving Note or a Swing Line Note, as applicable.
"Notice of Borrowing, Continuation or Conversion" has the meaning provided in Section 2.2(b).
"Notice of Swing Line Refunding" has the meaning provided in Section 2.9(a).
 "Notice Office" means the office of the Administrative Agent at 127 Public Square, Cleveland, Ohio 44114, Attention: Sherrie Manson (facsimile: (216) 689-4981), or such other office of the Administrative Agent, as the Administrative Agent may designate in writing to the Borrower from time to time.
"Obligations" means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing by the Borrower or any other Credit Party to the Administrative Agent, any Lender or any Letter of Credit Issuer pursuant to the terms of this Agreement or any other Credit Document (including, but not limited to, interest and fees that accrue after the commencement by or against any Credit Party of any insolvency proceeding, regardless of whether such interest and fees are allowed claims in such proceeding and any and all indemnification obligations hereunder).
"Operating Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in conformity with GAAP, is not accounted for as a Capital Lease on the balance sheet of such Person.
"Original Credit Agreement" has the meaning provided in the recitals of this Agreement.
"Other Connection Taxes" means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

"Other Taxes" means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8).
"Parent" has the meaning provided in the first paragraph of this Agreement.
"Parent Moody's Rating" means, on any date of determination, the Moody's Rating of Parent or, if the Moody's Rating of Parent is not available on such date, then the Parent Moody's Rating shall be deemed to be the Moody's Rating that is one level below the Moody's Rating of the Utility on such date.
"Parent S&P Rating" means, on any date of determination, the S&P Rating of Parent or, if the S&P Rating of Parent is not available on such date, then the Parent S&P Rating shall be deemed to be the S&P Rating that is one level below the S&P Rating of the Utility on such date.
"Participant" has the meaning provided in Section 3.4(a).
"Participant Register" has the meaning provided in Section 12.4(b).
 "Payment Office" means the office of the Administrative Agent at 127 Public Square, Cleveland, Ohio 44114, Attention: Sherrie Manson (facsimile: (216) 689-4981), or such other office of the Administrative Agent, as the Administrative Agent may designate in writing to the Borrower from time to time.
"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
"Permitted Acquisition" means and includes any Acquisition as to which all of the following conditions are satisfied:  (a) such Acquisition (i) involves a line or lines of an Energy-Related Business, and (ii) involves a Person or a line or lines of business that is or are located and operated in North America; (b) no Default or Event of Default shall exist prior to or immediately after giving effect to such Acquisition; (c) such Acquisition is not being consummated on a hostile basis and has been approved by the Board of Directors of the target Person and no material challenge to such Acquisition shall be pending or threatened by any shareholder or director of the seller or Person to be acquired, and (d) as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained.
"Permitted Liens" means Liens permitted by Section 9.3.
"Person" means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other entity or any government or political subdivision or any agency, department or instrumentality thereof.
"Plan" means any multiemployer or single-employer plan as defined in Section 4001 of ERISA, that is maintained or contributed to by (or to which there is an obligation to contribute by) the Parent or a Subsidiary of the Parent or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Parent, or a Subsidiary of the Parent or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

"Previous Agreements" has the meaning provided in the recitals of this Agreement.
"Prohibited Transaction" means a transaction with respect to a Plan that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA.
"Purchase Date" has the meaning provided in Section 2.9(b).
"Quoted Rate" has the meaning provided in Section 2.2(e).
"RCRA" means the Resource Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.
"Real Property" means, with respect to any Person, all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.
"Recipient" means (a) the Administrative Agent, (b) any Lender and (c) any Letter of Credit Issuer, as applicable.
"Redeemable Stock" means, with respect to any Person, any capital stock or similar Equity Interests of such Person that (a) is by its terms subject to mandatory redemption, in whole or in part, pursuant to a sinking fund, scheduled redemption or similar provisions, at any time prior to the latest Maturity Date; or (b) otherwise is required to be repurchased or retired on a scheduled date or dates, upon the occurrence of any event or circumstance, at the option of the holder or holders thereof, or otherwise, at any time prior to the latest Maturity Date under this Agreement, other than any such repurchase or retirement occasioned by a "change of control" or similar event.
"Reference Banks" means (a) KeyBank and (b) any other Lender or Lenders selected as a Reference Bank by the Administrative Agent.
"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
"Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
"Related Parties" means, with respect to any Person, such Person's Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Affiliate.
"Reportable Event" means an event described in Section 4043 of ERISA or the regulations thereunder with respect to a Plan, other than those events as to which the notice requirement is waived under subsections .22, .23, .25, .27, .28, .29, .30, .31, .32, .34, .35, .62, .63, .64, .65 or .67 of PBGC Regulation Section 4043.
"Required Lenders" means Non-Defaulting Lenders whose outstanding Loans and Unutilized Commitments constitute at least 51% of the sum of the total outstanding Loans and Unutilized Commitments of Non-Defaulting Lenders.

"Revolving Borrowing" means the incurrence of Revolving Loans consisting of one Type of Loan, by the Borrower from all of the Lenders having Commitments in respect thereof on a pro rata basis on a given date (or resulting from Conversions or Continuations on a given date), having in the case of Eurodollar Loans the same Interest Period.
"Revolving Commitment" means, with respect to each Lender, the amount, if any, set forth opposite such Lender's name on Annex I as its "Revolving Commitment" as the same may be reduced from time to time pursuant to Section 4.2, 4.3 and/or 10.2, increased pursuant to Section 2.1(b), and/or adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 12.4.
"Revolving Facility" means the credit facility evidenced by the Total Revolving Commitment.
"Revolving Facility Percentage" means, at any time for any Lender with a Revolving Commitment, the percentage obtained by dividing such Lender's Revolving Commitment by the Total Revolving Commitment, provided, that if the Total Revolving Commitment has been terminated, the Revolving Facility Percentage for each Lender shall be determined by dividing such Lender's Revolving Commitment immediately prior to such termination by the Total Revolving Commitment immediately prior to such termination.
"Revolving Loan" has the meaning provided in Section 2.1(a).
"Revolving Note" has the meaning provided in Section 2.4(d)(i).
"S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and its successors.
"S&P Rating" means, with respect to any Person, the rating accorded to such Person's senior unsecured long-term debt by S&P.
"Sale and Lease‑Back Transaction" means any arrangement with any Person providing for the leasing by the Parent or any Subsidiary of the Parent of any property (except for temporary leases for a term, including any renewal thereof, of not more than one year and except for leases between the Parent and a Subsidiary or between Subsidiaries), which property has been or is to be sold or transferred by the Parent or such Subsidiary to such Person.
"SEC" means the United States Securities and Exchange Commission.
"SEC Regulation D" means Regulation D as promulgated under the Securities Act of 1933, as amended, as the same may be in effect from time to time.
"Settlement Agreement" means the amended and restated settlement agreement dated January 2, 1998 among the Staff of the New York Public Service Commission, the Utility and others, as adopted by the New York Public Service Commission in Opinion No. 98-14, issued and effective June 30, 1998., and any other or further restriction imposed on the payment of dividends by the Utility by the New York Public Service Commission.
"Standard Permitted Liens" means the following:
(a)            Liens for taxes, assessments or governmental charges not yet delinquent or Liens for taxes, assessments or governmental charges being contested in good faith and by appropriate proceedings for which adequate reserves in accordance with GAAP have been established;

(b)            Liens in respect of property or assets imposed by law that were incurred in the ordinary course of business, such as carriers', warehousemen's, materialmen's and mechanics' Liens and other similar Liens arising in the ordinary course of business, that do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Parent or any of its Subsidiaries and do not secure any Indebtedness;
(d)            Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 10.1(g);
(e)            Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; and mechanic's Liens, carrier's Liens, and other Liens to secure the performance of tenders, statutory obligations, contract bids, government contracts, performance and return-of-money bonds and other similar obligations, incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money), whether pursuant to statutory requirements, common law or consensual arrangements;
(f)            Leases or subleases granted in the ordinary course of business to others not interfering in any material respect with the business of the Parent or any of its Subsidiaries and any interest or title of a lessor under any lease not in violation of this Agreement;
(g)            easements, rights-of-way, zoning or other restrictions, charges, encumbrances, defects in title, prior rights of other Persons, and obligations contained in similar instruments, in each case that do not involve, and are not likely to involve at any future time, either individually or in the aggregate, (i) a substantial and prolonged interruption or disruption of the business activities of the Parent and its Subsidiaries considered as an entirety, or (ii) a Material Adverse Effect;
(h)            Liens arising from the rights of lessors under leases (including financing statements regarding property subject to lease) permitted under this Agreement, provided that such Liens are only in respect of the property subject to, and secure only, the respective lease (and any other lease with the same or an affiliated lessor); and
(i)            rights of consignors of goods, whether or not perfected by the filing of a financing statement under the UCC.
"Stated Amount" of each Letter of Credit means the maximum amount available to be drawn thereunder (regardless of whether any conditions or other requirements for drawing could then be met).
"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subsidiary" means, with respect to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries, has more than a 50% equity interest at the time or in which the Parent, one or more other Subsidiaries of the Parent, or the Parent and one or more Subsidiaries of the Parent, directly or indirectly, has the power to direct the policies, management and affairs thereof.  Unless otherwise expressly provided, all references herein to "Subsidiary" shall mean a Subsidiary of the Parent.
"Swap Agreement" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), irrespective of whether any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.
"Swing Line Commitment" means $15,000,000, as the same may be reduced from time to time in accordance with the terms of this Agreement.
"Swing Line Facility" means the credit facility evidenced by the Swing Line Commitment.
"Swing Line Lender" means KeyBank, together with its successors and assigns.
"Swing Line Loan" has the meaning provided in Section 2.1(c).
"Swing Line Note" has the meaning provided in Section 2.4(d)(ii).
"Swing Line Participation Amount" has the meaning provided in Section 2.9(b).
"Synthetic Lease" means any lease (a) that is accounted for by the lessee as an Operating Lease, and (b) under which the lessee is intended to be the "owner" of the leased property for Federal income tax purposes.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
 "Total Commitment" means the Total Revolving Commitment and the Swing Line Commitment.
"Total Revolving Commitment" means the sum of the Revolving Commitments of the Lenders.

"Type" means any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan or Eurodollar Loan.
"UCC" means the Uniform Commercial Code as in effect from time to time.  Unless otherwise specified, the UCC shall refer to the UCC as in effect in the State of New York.
"Unfunded Current Liability" means, with respect to any Plan, the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 87, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan.
"United States" and "U.S." each means United States of America.
"Unpaid Drawing" has the meaning provided in Section 3.3(a).
"Unutilized Commitment" means, at any time, with respect to any Lender, the excess of (a) such Lender's Revolving Commitment at such time over (b) the sum of (i) the aggregate principal amount of outstanding Loans made by such Lender plus (ii) such Lender's Revolving Facility Percentage of Letter of Credit Outstandings at such time.
"Unutilized Revolving Commitment" means, at any time, with respect to any Lender, the excess of (a) such Lender's Revolving Commitment at such time over (b) the sum of (i) the principal amount of outstanding Revolving Loans made by such Lender plus (ii) such Lender's Revolving Facility Percentage of Letter of Credit Outstandings at such time.
"Unutilized Total Commitment" means, at any time, the excess of (a) the Total Revolving Commitment at such time over (b) the sum of (i) the aggregate principal amount of all outstanding Loans plus (ii) the aggregate of Letter of Credit Outstandings at such time.
"Unutilized Total Revolving Commitment" means, at any time, the excess of (a) the Total Revolving Commitment at such time over (b) the sum of (i) the aggregate principal amount of all outstanding Revolving Loans plus (ii) the aggregate amount of Letter of Credit Outstandings at such time.
"U.S. Borrower" means any Borrower that is a U.S. Person.

"U.S. Person" means any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.

"U.S. Tax Compliance Certificate" has the meaning assigned to such term in Section 5.5(g)(ii)(B)(iii).
"Utility" means Central Hudson Gas & Electric Corporation, a New York corporation, together with its successors and assigns.
"Wholly-Owned Subsidiary" means each Subsidiary of the Parent at least 95% of whose capital stock, equity interests and partnership interests, other than director's qualifying shares or similar interests, are owned directly or indirectly by the Parent.
"Withholding Agent" means any Credit Party and the Administrative Agent.

Section 1.2.                          Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including," the words "to" and "until" each means "to but excluding," and the word "through" means "through and including."

Section 1.3.                          Accounting Terms.  Except as otherwise specifically provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, provided that if the Borrower notifies the Administrative Agent and the Lenders that the Borrower wishes to amend Section 9.5 to eliminate the effect of any change in GAAP that occurs after the Closing Date on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Section 9.5 for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower, the Administrative Agent and the Required Lenders, the Borrower, the Administrative Agent and the Lenders agreeing to enter into negotiations to amend any such covenant immediately upon receipt from any party entitled to send such notice.  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof.

Section 1.4.                          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein or in any other Credit Document), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein," "hereof" and "hereunder," and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Annexes, Schedules and Exhibits shall be construed to refer to Sections of, and Annexes and Schedules and Exhibits to, this Agreement, (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all Real Property, tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and interests in any of the foregoing, and (f) any reference to a statute, rule or regulation is to that statute, rule or regulation as now enacted or as the same may from time to time be amended, re-enacted or expressly replaced.

ARTICLE II.
AMOUNT AND TERMS OF LOANS
Section 2.1.                          Commitments for Loans.

Subject to and upon the terms and conditions herein set forth, each Lender severally agrees to make a loan or loans (each a "Loan" and, collectively, the "Loans") to the Borrower, which Loans shall be drawn, to the extent such Lender has a commitment under a Facility for the Borrower, under the applicable Facility, as set forth below:

(a)            Revolving Facility.  Loans under the Revolving Facility (each a "Revolving Loan" and, collectively, the "Revolving Loans"):  (i) may be incurred by the Borrower at any time and from time to time on and after the Closing Date and prior to the Maturity Date; (ii) except as otherwise provided, may, at the option of the Borrower, be incurred and maintained as, or Converted into, Revolving Loans that are Base Rate Loans or Eurodollar Loans, in each case denominated in Dollars, provided that all Revolving Loans made as part of the same Revolving Borrowing shall, unless otherwise specifically provided herein, consist of Revolving Loans of the same Type; (iii) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (iv) may only be made if after giving effect thereto the aggregate principal amount of outstanding Loans and Letter of Credit Outstandings does not exceed the Total Revolving Commitment; and (v) shall not be made if, after giving effect to any such Loan, the sum of (i) the principal amount of Revolving Loans made by such Lender and outstanding at such time, and (ii) such Lender's share of the Letter of Credit Outstandings at such time exceeds such Lender's Revolving Commitment at such time.  In addition, no Revolving Loans shall be incurred at any time if after giving effect thereto the Borrower would be required to prepay Revolving Loans or cash collateralize Letter of Credit in accordance with Section 5.3(a).

(b)            Increase in Commitments.

(i)
Twice per calendar year the Borrower may, by written notice to the Administrative Agent, request that the Total Revolving Commitment be increased by an amount not to exceed $50,000,000 in the aggregate for all such increases from the Closing Date until the Maturity Date, provided that no Default or Event of Default has occurred and is continuing at the time of such request and on the date of any such increase.  The Administrative Agent shall deliver a copy of such request to each Lender.  The Borrower shall set forth in such request the amount of the requested increase in the Total Revolving Commitment (which shall be in minimum increments of $10,000,000 and a minimum amount of $10,000,000) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than 60 days after the date of such notice and that, in any event, must be at least 360 days prior to the Maturity Date), and shall offer each Lender the opportunity to increase its Revolving Commitment by its Revolving Facility Percentage of the proposed increased amount.  Each Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Administrative Agent's notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount (each such Lender so agreeing being an "Increasing Lender") or decline to increase its Revolving Commitment (and any such Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Commitment and each Lender so declining or being deemed to have declined being a "Non-Increasing Lender").  If, on the 10th day after the Administrative Agent shall have delivered notice as set forth above, the Increasing Lenders shall have agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase in the Total Revolving Commitment requested by the Borrower, the Borrower may arrange for one or more banks or other entities that are Eligible Assignees (each such Person so agreeing being an "Augmenting Lender"), and the Borrower and each Augmenting Lender shall execute all such documentation as the Administrative Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Lender with a Revolving Commitment hereunder.  Any increase in the Total Revolving Commitment may be made in an amount that is less than the increase requested by the Borrower if the Borrower is unable to arrange for, or choose not to arrange for, Augmenting Lenders.

(ii)
Each of the parties hereto agrees that the Administrative Agent may take any and all actions as may be reasonably necessary to ensure that after giving effect to any increase in the Total Revolving Commitment pursuant to this Section 2.1(b), the outstanding Revolving Loans (if any) are held by the Lenders with Revolving Commitments in accordance with their new Revolving Facility Percentages. This may be accomplished at the discretion of the Administrative Agent:  (w) by requiring the outstanding Loans to be prepaid with the proceeds of new Borrowings; (x) by causing the Non-Increasing Lenders to assign portions of their outstanding Loans to Increasing Lenders and Augmenting Lenders; (y) by permitting the Borrowings outstanding at the time of any increase in the Total Revolving Commitment pursuant to this Section 2.1(b) to remain outstanding until the last days of the respective Interest Periods therefor, even though the Lenders would hold such Borrowings other than in accordance with their new Revolving Facility Percentages; or (z) by any combination of the foregoing.  Any prepayment or assignment described in this paragraph (ii) shall be subject to Section 2.7 hereof but otherwise without premium or penalty.

(c)            Swing Line Facility.  Loans to the Borrower under the Swing Line Facility (each a "Swing Line Loan" and, collectively, the "Swing Line Loans") (i) may be made at any time and from time to time on and after the Closing Date and prior to the Maturity Date; (ii) shall be made only in Dollars; (iii) shall have a maturity of 14 days or less as selected by the Borrower; (iv) may be repaid or prepaid and reborrowed in accordance with the provisions hereof; (v) may only be made if after giving effect thereto the aggregate principal amount of outstanding (A) Loans and Letters of Credit Outstandings do not exceed the Total Revolving Commitment and (B) Swing Line Loans does not exceed the Swing Line Commitment; (vi) shall not exceed at any time outstanding the Swing Line Commitment; and (vii) shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Line Loan.  In addition, no Swing Line Loans shall be incurred at any time if after giving effect thereto the Borrower would be required to prepay Loans or cash collateralize Letters of Credit in accordance with Section 5.3.

Section 2.2.                          Borrowing, Continuation or Conversion of Loans.

(a)            Borrowings, Continuations and Conversions.  The Borrower may, in accordance with the provisions set forth in this Section and subject to the other terms and conditions of this Agreement, (i) request Borrowings, (ii) Convert all or a portion of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type of Loans that can be made pursuant to the Facility and (iii) Continue a Borrowing of Eurodollar Loans at the end of the applicable Interest Period as a new Borrowing of Eurodollar Loans with a new Interest Period, provided that (A) any Conversion of Eurodollar Loans into Base Rate Loans shall be made on, and only on, the last day of an Interest Period for such Eurodollar Loans, (B) Base Rate Loans may only be Converted into Eurodollar Loans if no Default under Section 10.1(a) or Event of Default is in existence on the date of the Conversion unless the Required Lenders otherwise agree, and (C) Base Rate Loans may not be Converted into Eurodollar Loans during any period when such Conversion is not permitted under Section 2.6.

(b)            Notice of Borrowings, Continuation and Conversion.  Each Borrowing, Continuation or Conversion of a Loan shall be made upon notice in the form provided for below, which notice shall be provided by the Borrower to the Administrative Agent at the Notice Office not later than (i) in the case of each Borrowing or Continuation of or Conversion into a Eurodollar Loan, 12:00 noon (local time at its Notice Office) at least three Business Days' prior to the date of such Borrowing, Continuation or Conversion, (ii) in the case of each Borrowing of or Conversion to a Base Rate Loan, 12:00 noon (local time at its Notice Office) on the proposed date of such Borrowing or Conversion and (iii) in the case of any Borrowing under the Swing Line Facility, prior to 11:00 A.M. (local time at its Notice Office) on the proposed date thereof (which shall be within such period as the Administrative Agent shall have specified for such Quoted Rate) written or telephonic notice thereof (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent).  Each such request shall be made by an Authorized Officer delivering written notice of such request substantially in the form of Exhibit B hereto (each such notice, a "Notice of Borrowing, Continuation or Conversion") or by telephone (to be confirmed immediately in writing by delivery of an Authorized Officer of a Notice of Borrowing, Continuation or Conversion), and in any event each such request shall be irrevocable and shall specify (A) the aggregate principal amount of the Loans to be made (which shall be in the Minimum Borrowing Amount) pursuant to such Borrowing or, if applicable, the Borrowings to be Continued or Converted, (B) the date of the Borrowing, Continuation or Conversion (which shall be a Business Day), (C) whether the Borrowing will consist of Base Rate Loans, Eurodollar Loans or Swing Line Loans or, in the case of a Continuation or Conversion, the Loans to be Continued or Converted, (D) if the Borrowing consists of Swing Line Loans, the maturity date thereof (which shall not be more than 14 days), and (E) if applicable, the initial Interest Period thereto or, in the case of a Continuation, the new Interest Period.  If the Borrower fails to specify in a Notice of Borrowing, Continuation or Conversion the maturity date of any Swing Line Loans, such maturity date shall be deemed to be 14 days.  Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice permitted to be given hereunder, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower entitled to give telephonic notices under this Agreement on behalf of the Borrower.  In each such case, the Administrative Agent's record of the terms of such telephonic notice shall be conclusive absent manifest error.

(c)            Minimum Borrowing Amount.  The aggregate principal amount of each Borrowing by the Borrower shall not be less than the Minimum Borrowing Amount.  No partial Conversion of a Borrowing of Eurodollar Loans shall reduce the outstanding principal amount of the Eurodollar Loans made pursuant to such Borrowing to less than the Minimum Borrowing Amount applicable thereto.

(d)            Maximum Borrowings.  More than one Borrowing may be incurred by the Borrower on any day, provided that (i) if there are two or more Borrowings on a single day by the Borrower that consist of Eurodollar Loans, each such Borrowing shall have a different initial Interest Period, and (ii) at no time shall there be more than 10 Borrowings of Eurodollar Loans outstanding hereunder.

(e)            Procedure for Obtaining Quoted Rate for Swing Line Loans. Whenever the Borrower proposes to submit a Notice of Borrowing, Continuation or Conversion with respect to Swing Line Loans, it will prior to or concurrently with submitting such Notice of Borrowing, Continuation or Conversion notify the Swing Line Lender of its intention and request the Swing Line Lender to quote a fixed or floating interest rate (the "Quoted Rate") to be applicable thereto prior to the proposed maturity thereof, and the Swing Line Lender shall quote such interest rate to the Borrower as the Quoted Rate applicable to such proposed Swing Line Loan if made on or before such specified date for a maturity as so proposed by the Borrower.  The Swing Line Lender contemplates that any Quoted Rate will be a rate of interest that reflects a margin corresponding to (or greater than) the sum of (x) the Applicable Eurodollar Margin in effect at the time of quotation of any Quoted Rate, plus (y) the Applicable Commitment Fee Rate at such time, over the then prevailing Federal Funds Effective Rate, commercial paper, call money, overnight repurchase or other commonly quoted interest rate, in each case as selected by the Swing Line Lender.

(f)            Notice to Lenders. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of (i) each proposed Borrowing, (ii) such Lender's proportionate share thereof and (iii) the other matters covered by the Notice of Borrowing, Continuation or Conversion relating thereto.

Section 2.3.                          Disbursement of Funds.

(a)            Loans to be Made Pro Rata.  The obligation of each Lender to make Loans hereunder and the Commitment of each Lender are several and not joint obligations.  All Borrowings (other than Borrowings under the Swing Line Facility) shall be made by the Lenders pro rata on the basis of their respective Commitments. Subject to Section 2.9, it is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Commitment.

(b)            Funding of Loans.  No later than 2:00 P.M. (local time at the Payment Office) on the date specified in each Notice of Borrowing, Continuation or Conversion, each Lender will make available its pro rata share, if any, of each Borrowing requested to be made on such date in the manner provided below.  All amounts shall be made available to the Administrative Agent in Dollars and immediately available funds at the Payment Office and the Administrative Agent promptly will make available to the Borrower by depositing to their account at the Payment Office the aggregate of the amounts so made available in the type of funds received.

(c)            Advance Funding.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (x) if paid by such Lender, the overnight Federal Funds Effective Rate or (y) if paid by the Borrower, the then applicable rate of interest, calculated in accordance with Section 2.5, for the respective Loans (but without any requirement to pay any amounts in respect thereof pursuant to Section 2.7).

(d)            Rights Not Prejudiced. Nothing herein and no subsequent termination of the Commitments pursuant to Section 4.2 or 4.3 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder and in existence from time to time or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.4.                          Evidence of Obligations.

(a)            Loan Accounts of Lenders.  The Obligations of the Borrower owing to each Lender shall be evidenced by, and each Lender shall maintain in accordance with its usual practice, an account or accounts established by such Lender, which account or accounts shall include the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)            Loan Accounts of Administrative Agent.  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof, the particular Facility under which such Loan was made, and the Interest Period (or, in the case of a Swing Line Loan, the maturity date) and applicable interest rate if such Loan is a Eurodollar Loan or Swing Line Loan, (ii) the amount of any principal due and payable or to become due and payable from the Borrower to each Lender hereunder, and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

(c)            Effect of Loan Accounts.  The entries made in the accounts maintained pursuant to Section 2.4(a) and (b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error (other than manifest error) therein shall not in any manner affect the obligation of the Borrower to repay or prepay the Loans or any other amounts in accordance with the terms of this Agreement.

(d)            Notes Generally.  Upon request of any Lender, the Borrower's obligation to pay the principal of, and interest on, the Loans made to it by each Lender shall be evidenced (i) if a Revolving Loan, by a promissory note of the Borrower substantially in the form of Exhibit A-1 with blanks appropriately completed in conformity herewith (each a "Revolving Note" and, collectively, the "Revolving Notes"), and (ii) if a Swing Line Loan, by a promissory note of the Borrower substantially in the form of Exhibit A-2 with blanks appropriately completed in conformity herewith (each a "Swing Line Note" and, collectively, the "Swing Line Notes"), provided that the decision of any Lender not to request a Note shall in no way detract from the Borrower's obligation to repay the Loans and other amounts owing by the Borrower to such Lender.

(e)            Revolving Notes.  Any Revolving Note issued by the Borrower to a Lender with a Revolving Commitment shall:  (i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated on or prior to the Closing Date; (iii) be payable in the principal amount of Revolving Loans evidenced thereby; (iv) mature on the Maturity Date; (v) bear interest as provided in Section 2.5 in respect of the Base Rate Loans or Eurodollar Loans, as the case may be, evidenced thereby; (vi) be subject to mandatory prepayment as provided in Section 5.3; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(f)            Swing Line Notes. The Swing Line Note issued by the Borrower to the Swing Line Lender shall:  (i) be executed by the Borrower; (ii) be payable to the order of such Lender and be dated on or prior to the date the first Loan evidenced thereby is made; (iii) be in a stated principal amount equal to the Swing Line Commitment and be payable in the principal amount of Swing Line Loans evidenced thereby; (iv) mature as to any Swing Line Loan evidenced thereby on the maturity date, not later than the 14th day following the date such Swing Line Loan was made, specified in the applicable Notice of Borrowing, Continuation or Conversion; (v) bear interest as provided in Section 2.5; (vi) be subject to mandatory prepayment as provided in Section 5.3; and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

Section 2.5.                          Interest.

(a)            Interest on Base Rate Loans.  During such periods as a Loan is a Base Rate Loan, the outstanding principal amount of such Loan shall bear interest at a fluctuating rate per annum that shall at all times be equal to the Base Rate in effect from time to time.

(b)            Interest on Eurodollar Loans.  During such periods as a Loan is a Eurodollar Loan, the outstanding principal amount of such Loan shall bear interest at a rate per annum that shall at all times during an Interest Period therefor be the relevant Adjusted Eurodollar Rate for such Eurodollar Loan for such Interest Period plus the Applicable Margin in effect from time to time for such Loan.

(c)            Interest on Swing Line Loans.  The unpaid principal amount of each Swing Line Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall be equal to the Quoted Rate applicable thereto.

(d)            Default Interest.  Notwithstanding the above provisions, if a Default under Section 10.1(a) or Event of Default is in existence, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), all outstanding amounts of principal and, to the extent permitted by law, all overdue interest, in respect of each Loan shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time pursuant to Section 2.5(a).  If any amount (other than the principal of and interest on the Loans) payable by the Borrower under the Credit Documents is not paid when due, upon written notice by the Administrative Agent (which notice the Administrative Agent shall give at the direction of the Required Lenders), such amount shall bear interest, payable on demand, at a rate per annum equal to 2% per annum above the interest rate that is or would be applicable from time to time pursuant to Section 2.5(a).

(e)            Accrual and Payment of Interest.  Interest shall accrue from and including the date of any Borrowing to but excluding the date of any prepayment or repayment thereof and shall be payable:

(i)	in respect of each Base Rate Loan, monthly in arrears on the last Business Day of each calendar month,
(ii)
in respect of each Eurodollar Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on the dates that are successively three months after the commencement of such Interest Period,

(iii)	on any repayment, prepayment or Conversion (on the amount repaid, prepaid or Converted), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and
(iv)	in the case of any Swing Line Loan, on the maturity date applicable thereto.
(f)            Computations of Interest.  All computations of interest on Eurodollar Loans and Swing Line Loans and other amounts (other than Base Rate Loans) hereunder shall be made on the actual number of days elapsed over a year of 360 days, and all computations of interest on Base Rate Loans hereunder shall be made on the actual number of days elapsed over a year of 365 or 366 days, as applicable.

(g)            Information as to Interest Rates.  The Administrative Agent upon determining the interest rate for any Borrowing or any change in interest rate applicable to any Borrowing as a result of a change in the Applicable Margin, a change in the Base Rate, the implementation of the default rate or otherwise, shall promptly notify the Borrower and the Lenders thereof, provided that (i) any such change shall be immediately effective as and when such change occurs without regard to when the Administrative Agent provides any such notice, and (ii) the failure of the Administrative Agent to give any such notice shall in no way detract from or affect the obligation of the Borrower to pay interest at the changed rate.  If the Administrative Agent is unable to determine the Adjusted Eurodollar Rate for any Borrowing of Eurodollar Loans based on the quotation service referred to in clause (i) of the definition of the term Adjusted Eurodollar Rate, it will promptly so notify the Reference Banks and each Reference Bank will furnish the Administrative Agent timely information for the purpose of determining the Adjusted Eurodollar Rate for such Borrowing.  If any one or more of the Reference Banks shall not timely furnish such information, the Administrative Agent shall determine the Adjusted Eurodollar Rate for such Borrowing on the basis of timely information furnished by the remaining Reference Banks.

Section 2.6.                          Increased Costs; Illegality.

(a)            If (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have determined on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto):

(i)
on any date for determining the Adjusted Eurodollar Rate for any Interest Period that, by reason of any changes arising after the Closing Date, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Adjusted Eurodollar Rate; or

(ii)
at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable by it hereunder in an amount that such Lender deems material with respect to any Eurodollar Loans (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of any Connection Income Taxes) because of (x) any Change in Law since the Closing Date (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves already includable Adjusted Eurodollar Rate pursuant to the definition thereof) and/or (y) other circumstances adversely affecting the London interbank market or the position of such Lender in any such market; or

(iii)
at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any Change in Law since the Closing Date, or would conflict with any thereof not having the force of law but with which such Lender customarily complies, or has become impracticable as a result of a contingency occurring after the Closing Date that materially adversely affects the London interbank market;

then, and in each such event, such Lender (or the Administrative Agent in the case of clause (i) above) shall (1) on or promptly following such date or time and (2) within 10 Business Days of the date on which such event no longer exists give notice (by telephone confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders).  Thereafter (x) in the case of clause (i) above, the Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing, Continuation or Conversion given by the Borrower with respect to Eurodollar Loans that have not yet been incurred, Converted or Continued shall be deemed rescinded by the Borrower or, in the case of a Notice of Borrowing, Continuation or Conversion, shall, at the option of the Borrower, be deemed converted into a Notice of Borrowing, Continuation or Conversion for Base Rate Loans to be made on the date of Borrowing contained in such Notice of Borrowing, Continuation or Conversion, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, upon written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing the basis for the calculation thereof, which basis must be reasonable, submitted to the Borrower by such Lender shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.6(b) as promptly as possible and, in any event, within the time period required by law.

(b)            At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.6(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.6(a)(iii) the Borrower shall) either (i) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.6(a)(ii) or (iii), cancel said Borrowing, or, in the case of any Borrowing, convert the related Notice of Borrowing, Continuation or Conversion into one requesting a Borrowing of Base Rate Loans or require the affected Lender to make its requested Loan as a Base Rate Loan, or (ii) if the affected Eurodollar Loan is then outstanding, upon at least one Business Day's notice to the Administrative Agent, require the affected Lender to Convert each such Eurodollar Loan into a Base Rate Loan; provided, however, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.6(b).

(c)            If any Lender shall have determined that after the Closing Date, any Change in Law regarding capital adequacy  by any Governmental Authority, central bank or comparable agency charged by law with the interpretation or administration thereof, or compliance by such Lender or its parent corporation with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, in each case made subsequent to the Closing Date, has or would have the effect of reducing by an amount reasonably deemed by such Lender to be material to the rate of return on such Lender's or its parent corporation's capital or assets as a consequence of such Lender's commitments or obligations hereunder to a level below that which such Lender or its parent corporation could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender's or its parent corporation's policies with respect to capital adequacy), then from time to time, within 15 days after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent corporation for such reduction.  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.6(c), will give prompt written notice thereof to the Borrower, which notice shall set forth, in reasonable detail, the basis of the calculation of such additional amounts, which basis must be reasonable, although the failure to give any such notice shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 2.6(c) upon the subsequent receipt of such notice.

(d)            Notwithstanding anything in this Agreement to the contrary, (i) no Lender shall be entitled to compensation or payment or reimbursement of other amounts under Sections 2.6, 3.5 or 5.4 for any amounts incurred or accruing more than 270 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Sections, and (ii) no Lender shall demand compensation for any reduction referred to in Section 2.6(c) or payment or reimbursement of other amounts under Section 3.5 if it shall not at the time be the general policy or practice of such Lender to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit agreements.

Section 2.7.                          Breakage Compensation.  The Borrower shall compensate each applicable Lender (including the Swing Line Lender), upon its written request (which request shall set forth the detailed basis for requesting and the method of calculating such compensation), for all reasonable losses, costs, expenses and liabilities (including, without limitation, any loss, cost, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Eurodollar Loans or Swing Line Loans) that such Lender may sustain in connection with any of the following: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of Eurodollar Loans or Swing Line Loans does not occur on a date specified therefor in a Notice of Borrowing, Continuation or Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 2.6(a); (ii) if any repayment, prepayment, Conversion or Continuation of any Eurodollar Loan occurs on a date that is not the last day of an Interest Period applicable thereto or any Swing Line Loan is paid prior to the Maturity Date applicable thereto; (iii) if any prepayment of any of its Eurodollar Loans is not made on any date specified in a notice of prepayment given by the Borrower; (iv) as a result of an assignment by a Lender of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto pursuant to a request by the Borrower pursuant to Section 2.8(b); or (v) as a consequence of (y) any other default by the Borrower to repay or prepay any Eurodollar Loans when required by the terms of this Agreement or (z) an election made pursuant to Section 2.8(b).  The written request of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such request within 10 days after receipt thereof.

Section 2.8.                          Change of Lending Office; Replacement of Lenders.

(a)            Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.6(a)(ii) or (iii), 2.6(c) or 3.5 requiring the payment of additional amounts to the Lender, such Lender will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another Applicable Lending Office for any Loans or Commitments affected by such event; provided, however, that such designation is made on such terms that such Lender and its Applicable Lending Office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.

(b)            If (i) any Lender requests any compensation, reimbursement or other payment under Section 2.6(a)(ii) or (iii), 2.6(c), or 3.5  with respect to such Lender, (ii) the Borrower is, or because of a matter in existence as of the date that the Borrower is seeking to exercise its rights under this Section will be, required to pay any additional amount to any Lender or Governmental Authority pursuant to Section 5.5, (iii) or if any Lender is a Defaulting Lender, or (iv) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any provisions hereof as contemplated by Section 12.11, the consent of the Required Lenders shall have been obtained but the consent of a Lender whose consent is required shall not have been obtained (each a "Non-Consenting Lender"), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with the restrictions contained in Section 12.4(c)), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations; provided, however, that (1) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed, (2) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts, including any breakage compensation under Section 2.7  and any amounts accrued and owing to such Lender under Section 2.6(a)(ii) or (iii), 2.6(c) or 5.4 hereof), and (3) in the case of any such assignment resulting from a claim for compensation, reimbursement or other payments required to be made under Section 2.6(a)(ii) or (iii), Section 2.6(c) or Section 3.5 with respect to such Lender, or resulting from any required payments to any Lender or Governmental Authority pursuant to Section 5.5, such assignment will result in a reduction in such compensation, reimbursement or payments, and (D) in the case of an assignment from a Non-Consenting Lender to an Eligible Assignee, such Eligible Assignee shall consent at the time of such assignment to each matter in respect of which such Non-Consenting Lender did not consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

(c)            Nothing in this Section 2.8 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.6, 5.4 or 5.5.

Section 2.9.                          Refunding of, or Participation in, Swing Line Loans.

(a)            If any Event of Default exists, the Swing Line Lender may, in its sole and absolute discretion, direct that the Swing Line Loans owing to it be refunded by delivering a notice to such effect to the Administrative Agent, specifying the aggregate principal amount thereof (a "Notice of Swing Line Refunding").  Promptly upon receipt of a Notice of Swing Line Refunding, the Administrative Agent shall give notice of the contents thereof to the Lenders with Revolving Commitments and, unless an Event of Default specified in Section 10.1(h) in respect of the Borrower has occurred, the Borrower.  Each such Notice of Swing Line Refunding shall be deemed to constitute delivery by the Borrower of a Notice of Borrowing, Continuation or Conversion requesting Revolving Loans consisting of Base Rate Loans in the amount of the Swing Line Loans to which it relates.  Each Lender with a Revolving Commitment (including the Swing Line Lender) hereby unconditionally agrees (notwithstanding that any of the conditions specified in Section 6.2 or elsewhere in this Agreement shall not have been satisfied, but subject to the provisions of paragraph (b) below) to make a Revolving Loan to the Borrower in an amount equal to such Lender's Revolving Facility Percentage of the aggregate amount of the Swing Line Loans to which such Notice of Swing Line Refunding relates.  Each such Lender shall make the amount of such Revolving Loan available to the Administrative Agent in immediately available funds at the Payment Office not later than 2:00 P.M. (local time at the Payment Office), if such notice is received by such Lender prior to 11:00 A.M. (local time at its Applicable Lending Office), or not later than 2:00 P.M. (local time at the Payment Office) on the next Business Day, if such notice is received by such Lender after such time.  The proceeds of such Revolving Loans shall be made immediately available to the Swing Line Lender and applied by it to repay the principal amount of the Swing Line Loans to which such Notice of Swing Line Refunding related.  The Borrower irrevocably and unconditionally agrees that, notwithstanding anything to the contrary contained in this Agreement, Revolving Loans made as herein provided in response to a Notice of Swing Line Refunding shall constitute Revolving Loans hereunder consisting of Base Rate Loans.

(b)            If prior to the time a Revolving Loan would otherwise have been made as provided above as a consequence of a Notice of Swing Line Refunding, any of the events specified in Section 10.1(h) shall have occurred in respect of the Borrower or one or more of the Lenders with Revolving Commitments shall determine that it is legally prohibited from making a Revolving Loan under such circumstances, each Lender (other than the Swing Line Lender), or each Lender (other than such Swing Line Lender) so prohibited, as the case may be, shall, on the date such Revolving Loan would have been made by it (the "Purchase Date"), purchase an undivided participating interest in the outstanding Swing Line Loans to which such Notice of Swing Line Refunding related, in an amount (the "Swing Line Participation Amount") equal to such Lender's Revolving Facility Percentage of such Swing Line Loans.  On the Purchase Date, each such Lender or each such Lender so prohibited, as the case may be, shall pay to the Swing Line Lender, in immediately available funds, such Lender's Swing Line Participation Amount, and promptly upon receipt thereof the Swing Line Lender shall, if requested by such other Lender, deliver to such Lender a participation certificate, dated the date of the Swing Line Lender's receipt of the funds from, and evidencing such Lender's participating interest in such Swing Line Loans and its Swing Line Participation Amount in respect thereof.  If any amount required to be paid by a Lender to the Swing Line Lender pursuant to the above provisions in respect of any Swing Line Participation Amount is not paid on the date such payment is due, such Lender shall pay to the Swing Line Lender on demand interest on the amount not so paid at the overnight Federal Funds Effective Rate from the due date until such amount is paid in full.

(c)            Whenever, at any time after the Swing Line Lender has received from any other Lender such Lender's Swing Line Participation Amount, the Swing Line Lender receives any payment from or on behalf of the Borrower on account of the related Swing Line Loans, the Swing Line Lender will promptly distribute to such Lender its Revolving Facility Percentage of such payment on account of its Swing Line Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participating interest was outstanding and funded); provided, however, that if such payment received by the Swing Line Lender is required to be returned, such Lender will return to the Swing Line Lender any portion thereof previously distributed to it by the Swing Line Lender.

(d)            Each Lender's obligation to make Revolving Loans and/or to purchase participations in connection with a Notice of Swing Line Refunding shall be subject to the conditions that (i) such Lender shall have received a Notice of Swing Line Refunding complying with the provisions hereof and (ii) at the time the Swing Line Loans that are the subject of such Notice of Swing Line Refunding were made, the Swing Line Lender making the same had no actual written notice from another Lender that an Event of Default had occurred and was continuing), but otherwise shall be absolute and unconditional, shall be solely for the benefit of the Swing Line Lender that gives such Notice of Swing Line Refunding, and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against any other Lender, any Credit Party, or any other Person, or any Credit Party may have against any Lender or other Person, as the case may be, for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default; (C) any event or circumstance involving a Material Adverse Effect upon the Borrower; (D) any breach of any Credit Document by any party thereto; or (E) any other circumstance, happening or event, whether or not similar to any of the foregoing.

Section 2.10.                          [Reserved].

Section 2.11.                          [Reserved].

Section 2.12.                          Defaulting Lenders.

(a)            Defaulting Lender Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)            Waivers and Amendments.  Such Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)            Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.2 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Letter of Credit Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the Letter of Credit Issuers' Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.13; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender's potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Letter of Credit Issuers' future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.13; sixth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Letter of Credit Issuers or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement of any payment on any Letter of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans or reimbursement of any payment on any Letter of Credit were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 6.1 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Outstandings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Outstandings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Outstandings and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Credit Facilities without giving effect to Section 2.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)            Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Facility Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.13.

(C)            With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender's participation in Letter of Credit Outstandings or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Letter of Credit Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit Issuer's or Swing Line Lender's Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)            Reallocation of Participations to Reduce Fronting Exposure.  All or any part of such Defaulting Lender's participation in Letter of Credit Outstandings and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Facility Percentages (calculated without regard to such Defaulting Lender's Commitment) but only to the extent that (x) the conditions set forth in Section 6.1 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Facility Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender's Revolving Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender's increased exposure following such reallocation.

(v)            Cash Collateral, Repayment of Swing Line Loans.  If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders' Fronting Exposure and (y) second, Cash Collateralize the Letter of Credit Issuers' Fronting Exposure in accordance with the procedures set forth in Section 2.13.

(b)            Defaulting Lender Cure.  If the Borrower, the Administrative Agent and each Swing Line Lender and Letter of Credit Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Credit Facility (without giving effect to Section 2.13(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

(c)            New Swing Line Loans/Letters of Credit.  So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) no Letter of Credit Issuer shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.13.                                  Cash Collateral.

(a)            At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Letter of Credit Issuer (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Letter of Credit Issuers' Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(b)            Grant of Security Interest.  The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuers, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders' obligation to fund participations in respect of Letter of Credit Outstandings, to be applied pursuant to clause (b) below.  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Letter of Credit Issuers as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)            Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.13 or Section 2.12  in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender's obligation to fund participations in respect of L/C Outstandings (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)            Termination of Requirement.  Cash Collateral (or the appropriate portion thereof) provided to reduce any Letter of Credit Issuer's Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.13 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Letter of Credit Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.12, the Person providing Cash Collateral and each Letter of Credit Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Credit Documents.
ARTICLE III.
LETTERS OF CREDIT
Section 3.1.                          Letters of Credit.

(a)            Subject to and upon the terms and conditions herein set forth, the Borrower may request a Letter of Credit Issuer at any time and from time to time on or after the Closing Date and prior to the date that is 60 Business Days prior to the Maturity Date to issue, for the account of the Borrower or any other Credit Party, a "Letter of Credit Obligor"), and subject to and upon the terms and conditions herein set forth, such Letter of Credit Issuer agrees to issue from time to time, irrevocable standby letters of credit denominated and payable in Dollars in such form as may be approved by such Letter of Credit Issuer and the Administrative Agent (each such letter of credit (a "Letter of Credit" and collectively, the "Letters of Credit").

(b)            Notwithstanding the foregoing, (i) no Letter of Credit shall be issued, and the Stated Amount of any outstanding Letter of Credit shall not be increased, if after giving effect thereto the Letter of Credit Outstandings would exceed either (x) the Letter of Credit Commitment Amount (y) when added to the aggregate principal amount of all  Loans then outstanding, an amount equal to the Total Commitment at such time; (ii) no individual Letter of Credit shall be issued that has an initial Stated Amount less than $100,000 unless such lesser Stated Amount is acceptable to the Letter of Credit Issuer; and (iii) each Letter of Credit shall have an expiry date (including any renewal periods) occurring not later than the earlier of (A) one year from the date of issuance thereof (unless the requesting Borrower and the Letter of Credit Issuer otherwise agree), and (B) 30 Business Days prior to the Maturity Date, in each case on terms acceptable to the Administrative Agent and the relevant Letter of Credit Issuer. In addition, no Letter of Credit shall be issued or increased in amount if after giving effect thereto the Borrower would be required to prepay Loans in accordance with Section 3.2(b).

(c)            Notwithstanding the foregoing, in the event a Lender Default exists, no Letter of Credit Issuer shall be required to issue any Letter of Credit unless either (i) such Letter of Credit Issuer has entered into arrangements satisfactory to it and the requesting Borrower to eliminate such Letter of Credit Issuer's risk with respect to the participation in Letters of Credit of the Defaulting Lender or Lenders, including by cash collateralizing such Defaulting Lender's or Lenders' Revolving Facility Percentage of the Letter of Credit Outstandings; or (ii) the issuance of such Letter of Credit, taking into account the potential failure of the Defaulting Lender or Lenders to risk participate therein, will not cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to Loans and Letter of Credit Outstandings in excess of its Commitment, and the Borrower has undertaken, for the benefit of such Letter of Credit Issuer, pursuant to an instrument satisfactory in form and substance to such Letter of Credit Issuer, not to thereafter incur Loans or Letter of Credit Outstandings hereunder that would cause the Letter of Credit Issuer to incur aggregate credit exposure hereunder with respect to Loans and Letter of Credit Outstandings in excess of its Commitment.

(d)            Unless otherwise agreed to by a Letter of Credit Issuer and the requesting Borrower, the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each Letter of Credit issued hereunder.

Section 3.2.                          Letter of Credit Requests: Notices of Issuance.

(a)            Whenever the Borrower desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) which, if in the form of written notice shall be substantially in the form of Exhibit B-2, or transmit by electronic communication (if arrangements for doing so have been approved by the Letter of Credit Issuer), prior to 12:00 noon (local time at the Notice Office) at least three Business Days (or such shorter period as may be acceptable to the relevant Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include such supporting documents that such Letter of Credit Issuer customarily requires in connection therewith. Any such documents executed in connection with the issuance of a Letter of Credit, including the Letter of Credit itself, are herein referred to as "Letter of Credit Documents."  In the event of any inconsistency between any of the terms or provisions of any Letter of Credit Document and the terms and provisions of this Agreement respecting Letters of Credit, the terms and provisions of this Agreement shall control. The Administrative Agent shall promptly notify each Lender of each Letter of Credit Request.

(b)            Each Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give the Administrative Agent, each applicable Lender and the Borrower written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. Each Letter of Credit Issuer shall provide to the Administrative Agent a quarterly (or monthly if requested by any applicable Lender) summary describing each Letter of Credit issued by such Letter of Credit Issuer and then outstanding and an identification for the relevant period of the daily aggregate Letter of Credit Outstandings represented by Letters of Credit issued by such Letter of Credit Issuer.

Section 3.3.                          Agreement to Repay Letter of Credit Drawings.

(a)            The Borrower hereby agrees to reimburse (or cause any Letter of Credit Obligor for whose account a Letter of Credit was issued to reimburse) each Letter of Credit Issuer, by making payment directly to such Letter of Credit Issuer in immediately available funds at the payment office of such Letter of Credit Issuer, for any payment or disbursement made by such Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") immediately after, and in any event on the date on which, such Letter of Credit Issuer notifies the Borrower (or any such other Letter of Credit Obligor for whose account such Letter of Credit was issued) of such payment or disbursement (which notice to the Borrower (or such other Letter of Credit Obligor) shall be delivered reasonably promptly after any such payment or disbursement), such payment to be made in Dollars, with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (local time at the payment office of the Letter of Credit Issuer) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall be the rate then applicable to Loans that are Base Rate Loans (plus an additional 2% per annum if not reimbursed on the date of such payment or disbursement), any such interest also to be payable on demand.  If by 11:00 A.M. on the Business Day immediately following notice to it of its obligation to make reimbursement in respect of an Unpaid Drawing, the Borrower has not made such reimbursement out of its available cash on hand or a contemporaneous Borrowing hereunder, (x) the Borrower will be deemed to have given a Notice of Borrowing for Base Rate Loans in an aggregate principal amount sufficient to reimburse such Unpaid Drawing (and the Administrative Agent shall promptly give notice to the Lenders of such deemed Notice of Borrowing), (y) the Lenders shall, unless they are legally prohibited from doing so, make the Loans contemplated by such deemed Notice of Borrowing (which Loans shall be considered made under Section 2.1 hereof), and (z) the proceeds of such Base Rate Loans shall be disbursed directly to the applicable Letter of Credit Issuer to the extent necessary to effect such reimbursement, with any excess proceeds to be made available to the Borrower in accordance with the applicable provisions of this Agreement.

(b)            The Borrower's obligation under this Section 3.3 to reimburse, or cause another Letter of Credit Obligor to reimburse, each Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower or any other Letter of Credit Obligor may have or have had against such Letter of Credit Issuer, the Administrative Agent, any other Letter of Credit Issuer or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing; provided, however, that the Borrower shall not be obligated to reimburse, or cause another Letter of Credit Obligor to reimburse, a Letter of Credit Issuer for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer.

Section 3.4.                          Letter of Credit Participations.

(a)            Immediately upon the issuance by a Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender, and each such Lender (each a "Participant") shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Revolving Facility Percentage, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder, the obligations of the Borrower under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Lenders as provided in Section 4.1(b) and the Participants shall have no right to receive any portion of any fees of the nature contemplated by Section 4.1(c)), the obligations of any Letter of Credit Obligor under any Letter of Credit Documents pertaining thereto, and any security for, or guaranty pertaining to, any of the foregoing. Upon any change in the Commitments of the Lenders pursuant to Section 12.4(c), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new Revolving Facility Percentages of the assigning and assignee Lender.

(b)            In determining whether to pay under any Letter of Credit, a Letter of Credit Issuer shall not have any obligation relative to the Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by a Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for such Letter of Credit Issuer any resulting liability.

(c)            In the event that a Letter of Credit Issuer makes any payment under any Letter of Credit and the Borrower shall not have reimbursed (or caused any applicable Letter of Credit Obligor to reimburse) such amount in full to such Letter of Credit Issuer pursuant to Section 3.3(a), such Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such Participant's Revolving Facility Percentage of such payment in Dollars and in same day funds; provided, however, that no Participant shall be obligated to pay to the Administrative Agent its Revolving Facility Percentage of such unreimbursed amount for any wrongful payment made by such Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Letter of Credit Issuer. If the Administrative Agent so notifies any Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (local time at its Notice Office) on any Business Day, such Participant shall make available to the Administrative Agent for the account of the relevant Letter of Credit Issuer such Participant's Revolving Facility Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Revolving Facility Percentage of the amount of such payment available to the Administrative Agent for the account of the relevant Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Effective Rate. The failure of any Participant to make available to the Administrative Agent for the account of the relevant Letter of Credit Issuer its Revolving Facility Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Facility Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Participant's Revolving Facility Percentage of any such payment.

(d)            Whenever a Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Letter of Credit Issuer any payments from the Participants pursuant to Section 3.4(c) above, such Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Participant that has paid its Revolving Facility Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's Revolving Facility Percentage of the principal amount thereof and interest thereon accruing after the purchase of the respective participations, as and to the extent so received.

(e)            The obligations of the Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) (ii)
any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
the existence of any claim, set-off defense or other right that the Borrower (or any other Letter of Credit Obligor) may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender, or other person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower (or any other Letter of Credit Obligor) and the beneficiary named in any such Letter of Credit), other than any claim that the Borrower (or any other Letter of Credit Obligor that is the account party with respect to a Letter of Credit) may have against any applicable Letter of Credit Issuer for gross negligence or willful misconduct of such Letter of Credit Issuer in making payment under any applicable Letter of Credit;

(iii) (iv) (v)	any draft, certificate or other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents: or the occurrence of any Default or Event of Default.

(f)            To the extent the Letter of Credit Issuer is not reimbursed by the Borrower, the Participants will reimburse the Letter of Credit Issuer, in proportion to their respective Revolving Facility Percentages, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against or incurred by the Letter of Credit Issuer in performing its respective duties in any way related to or arising out of its issuance of Letters of Credit, provided that no Participants shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the Letter of Credit Issuer's acts or omissions constituting gross negligence or willful misconduct.

Section 3.5.                          Increased Costs.  If after the Closing Date, the adoption of any applicable law, rule or  regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Lender's participation therein, or (ii) shall impose on such Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by such Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower by such Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate any such Letter of Credit Issuer or such Lender for such increased cost or reduction.  A certificate submitted to the Borrower by any Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), setting forth, in reasonable detail, the basis for the determination of such additional amount or amounts necessary to compensate any Letter of Credit Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's obligations to pay additional amounts pursuant to this Section 3.5. Reference is hereby made to the provisions of Section 2.6(d) for certain limitations upon the rights of a Letter of Credit Issuer or Lender under this Section.

Section 3.6.                          Guaranty of  Letter of Credit Obligations of Other Letter of Credit Obligors.

(a)            The Borrower hereby unconditionally guarantees for the benefit of the Administrative Agent, each Letter of Credit Issuer and the Lenders, the full and punctual payment of the Obligations of each other Letter of Credit Obligor under each Letter of Credit Document to which such other Letter of Credit Obligor is now or hereafter becomes a party. Upon failure by any such other Letter of Credit Obligor to pay punctually any such amount, the Borrower shall forthwith on demand by the Administrative Agent pay the amount not so paid at the place and in the currency and otherwise in the manner specified in this Agreement or any applicable Letter of Credit Document.

(b)            As a separate, additional and continuing obligation, the Borrower unconditionally and irrevocably undertakes and agrees, for the benefit of the Administrative Agent and the Lenders, that, should any amounts not be recoverable from the Borrower under Section 3.6(a) for any reason whatsoever (including, without limitation, by reason of any provision of any Credit Document or any other agreement or instrument executed in connection therewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any notice or knowledge thereof by any Lender, the Administrative Agent, any of their respective Affiliates, or any other person, at any time, the Borrower as the sole, original and independent obligors, upon demand by the Administrative Agent, will make payment to the Administrative Agent, for the account of the Lenders and the Administrative Agent, of all such obligations not so recoverable by way of full indemnity, in such currency and otherwise in such manner as is provided in the Credit Documents.

(c)            The obligations of the Borrower under this Section shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by the occurrence, one or more times, of any of the following:

(i) (ii)
any extension, renewal, settlement, compromise, waiver or release in respect to any obligation of any other Letter of Credit Obligor under any Letter of Credit Document, by operation of law or otherwise;
any modification or amendment of or supplement to this Agreement, any Note or any other Credit Document;

(iii)
any release, non-perfection or invalidity of any direct or indirect security for any obligation of the Borrower under this Agreement, any Note or any other Credit Document or of any other Letter of Credit Obligor under any Letter of Credit Document;

(iv)
any change in the existence, structure or ownership of any other Letter of Credit Obligor or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any other Letter of Credit Obligor or its assets or any resulting release or discharge of any obligation of any other Letter of Credit Obligor contained in any Letter of Credit Document;

(v)
the existence of any claim, set-off or other rights that the Borrower may have at any time against any other Letter of Credit Obligor, the Administrative Agent, any Letter of Credit Issuer any Lender or any other person, whether in connection herewith or any unrelated transactions;

(vi)
any invalidity or unenforceability relating to or against any other Letter of Credit Obligor for any reason of any Letter of Credit Document, or any provision of applicable law or regulation purporting to prohibit the payment by any other Letter of Credit Obligor of any Obligations in respect of any Letter of Credit; or

(vii)
any other act or omission to act or delay of any kind by any other Letter of Credit Obligor, the Administrative Agent, any Lender or any other person or any other circumstance whatsoever that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower's obligations under this Section.

(d)            The Borrower's obligations under this Section shall remain in full force and effect until the Commitments shall have terminated and all of the Obligations shall have been paid in full.  If at any time any payment of any of the Obligations of any other Letter of Credit Obligor in respect of any Letter of Credit Documents is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such other Letter of Credit Obligor, the Borrower's obligations under this Section with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

(e)            The Borrower irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person against any other Letter of Credit Obligor or any other person, or against any collateral or guaranty of any other person.

(f)            Until the indefeasible payment in full of all of the Obligations and the termination of the Commitments of the Lenders hereunder, the Borrower shall have no rights, by operation of law or otherwise, upon making any payment under this Section to be subrogated to the rights of the payee against any other Letter of Credit Obligor with respect to such payment or otherwise to be reimbursed, indemnified or exonerated by any other Letter of Credit Obligor in respect thereof.

(g)            In the event that acceleration of the time for payment of any amount payable by any other Letter of Credit Obligor under any Letter of Credit Document is stayed upon insolvency, bankruptcy or reorganization of such other Letter of Credit Obligor, all such amounts otherwise subject to acceleration under the terms of any applicable Letter of Credit Document shall nonetheless be payable by the Borrower under this Section forthwith on demand by the Administrative Agent.

ARTICLE IV.
FEES; COMMITMENTS
Section 4.1.                          Fees.

(a)            Commitment Fees.  The Borrower agrees to pay to the Administrative Agent commitment fees ("Commitment Fees") for the account of each Non-Defaulting Lender that has a Revolving Commitment for the period from the Closing Date to the Maturity Date, computed for each day at a rate per annum equal to the Applicable Commitment Fee Rate in effect for such day on the amount of such Non-Defaulting Lender's Unutilized Revolving Commitment for such day.  Commitment Fees shall be due and payable in arrears on the last Business Day of each December, March, June and September and on the Maturity Date.

(b)            Letter of Credit Fees.  The Borrower agrees to pay to the Administrative Agent, for the account of each Non-Defaulting Lender, pro rata on the basis of its Revolving Facility Percentage, a fee in respect of each Letter of Credit (the "Letter of Credit Fee"), payable on the date of issuance (or on the date of any increase in the amount, or renewal or extension of the expiry date thereof), computed at a rate per annum equal to the Applicable Margin then in effect for Eurodollar Loans, on the Stated Amount thereof for the period from the date of issuance (or increase, renewal or extension) to the expiration date thereof (including any extensions of such expiration date that may be made at the election of the account party or beneficiary). The Borrower also agrees to pay additional Letter of Credit Fees, on demand, at the rate of 2% per annum, on the Stated Amount of each Letter of Credit, for any period when a Default under Section 10.1(a) or Event of Default has occurred and is continuing.  Accrued Letter of Credit Fees shall be due and payable in arrears on the last Business Day of each March, June, September and December and on the Maturity Date.

(c)            Fronting Fees.  The Borrower agrees to pay directly to each Letter of Credit Issuer, for its own account, a fee in respect of each Letter of Credit issued by it (a "Fronting Fee"), payable on the date of issuance (or any increase in the amount, or renewal or extension) thereof, in the amount set forth in the Agent Fee Letter.  Accrued Fronting Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date.

(d)            Additional Charges of Letter of Credit Issuer.  The Borrower agrees to pay directly to each Letter of Credit Issuer upon each issuance of, drawing under, or amendment, extension, renewal or transfer of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing, amendment, extension, renewal or transfer be the administrative or processing charge that such Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments, extensions, renewals or transfers of, letters of credit issued by it.

(e)            Other Fees.  The Borrower shall pay to the Administrative Agent, on the Closing Date and thereafter, for its own account and/or for distribution to the Lenders, such fees as heretofore agreed by the Borrower and the Administrative Agent or the Lenders as set forth in the Agent Fee Letter, or any other similar agreement or as otherwise agreed by the Borrower.

(f)            Computations of Fees.  All computations of Commitment Fees, Letter of Credit Fees and other Fees hereunder shall be made on the actual number of days elapsed over a year of 360 days.

Section 4.2.                          Voluntary Termination/Reduction of Commitments.  Upon at least three Business Days' prior irrevocable written notice (or telephonic notice confirmed in writing) to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right to:

(a)            terminate in whole the Total Commitment, provided that (i) all outstanding Loans are contemporaneously prepaid in accordance with Section 5.2, and (ii) either (A)  no Letters of Credit remain outstanding, or (B) the Borrower shall contemporaneously either (x) cause all outstanding Letters of Credit to be surrendered for cancellation (any such Letters of Credit to be replaced by letters of credit issued by other financial institutions acceptable to each Letter of Credit Issuer and the Required Lenders), or (y) the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to 100% of the Letter of Credit Outstandings, and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower until the proceeds are applied to the secured obligations); or;

(b)            partially and permanently reduce the Unutilized Total Revolving Commitment and/or the Swing Line Commitment, provided that (i) any such reduction shall apply to proportionately and permanently reduce the Commitment of each of the Lenders; (ii) any partial reduction of the Unutilized Total Revolving Commitment pursuant to this Section 4.2(b) shall be in the amount of at least $1,000,000 (or, if greater, in integral multiples of $500,000 in excess thereof); and (iii) any partial reduction of the Swing Line Commitment pursuant to this Section 4.2(b) shall be in the amount of at least $1,000,000 (or, if greater, in integral multiples of $500,000 in excess thereof).

Section 4.3.                          Termination of Commitments.  The Total Commitment (and the Revolving Commitment of each Lender) shall terminate on the Maturity Date.

ARTICLE V.
PAYMENTS
Section 5.1.                          Repayment of Loans.

(a)            Repayment of Revolving Loans. The Borrower shall repay the aggregate principal amount of all outstanding Revolving Loans to the Administrative Agent for the ratable account of the Lenders on the Maturity Date, and if any Letter of Credit Outstandings exist, then on such date the Borrower shall cause each Letter of Credit to be replaced or cash collateralized in accordance with the provisions of Section 5.3(a).

(b)            Repayment of Swing Line Loans. The Borrower shall repay the aggregate principal amount of all outstanding Swing Line Loans to the Administrative Agent for the account of the Swing Line Lender on the earlier to occur of (i) the date selected by the Borrower for each outstanding Swing Line Loan, which, in each case, shall not be more than 14 days after such Swing Line Loan is made, and (ii) the Maturity Date; provided, however, that no Swing Line Loan shall be repaid, in whole or in part, with proceeds of any other Swing Line Loan.

Section 5.2.                          Voluntary Prepayments.  The Borrower shall have the right to prepay any of its Loans, in whole or in part, without premium or penalty (except as specified below), from time to time on the following terms and conditions:

(a)            the Borrower shall give the Administrative Agent at the Notice Office written or telephonic notice (in the case of telephonic notice, promptly confirmed in writing if so requested by the Administrative Agent) of its intent to prepay the Loans, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be received by the Administrative Agent by (i) 12:00 noon (local time at the Notice Office) three Business Days prior to the date of such prepayment, in the case of any prepayment of Eurodollar Loans, or (ii) 12:00 noon (local time at the Notice Office) one Business Day prior to the date of such prepayment, in the case of any prepayment of Base Rate Loans or Swing Line Loans, and which notice shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b)            in the case of prepayment of any Borrowings under the Revolving Facility, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $2,000,000 or an integral multiple of $1,000,000 in excess thereof, in the case of Base Rate Loans, and at least $1,000,000 or an integral multiple of $500,000 in excess thereof, in the case of Eurodollar Loans;

(c)            in the case of prepayment of any Borrowings under the Swing Line Facility, each partial prepayment of any such Borrowing shall be in an aggregate principal of at least $500,000 or an integral multiple of $100,000 in excess thereof, provided that no partial prepayment of any Swing Line Loan shall be prepaid, in whole or in part, with proceeds of any other Swing Line Loan;

(d)            no partial prepayment of any Loans made pursuant to a Borrowing shall reduce the aggregate principal amount of such Loans outstanding pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(e)            each prepayment in respect of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and

(f)            each prepayment of Eurodollar Loans or Swing Line Loans pursuant to this Section 5.2 on any date other than the last day of the Interest Period applicable thereto, in the case of Eurodollar Loans, or the maturity thereof, in the case of Swing Line Loans, as the case may be, shall be accompanied by any amounts payable in respect thereof under Section 2.7.

Section 5.3.                          Mandatory Payments and Prepayments.  The Loans shall be subject to mandatory repayment or prepayment, and the Letter of Credit Outstandings shall be subject to cash collateralization requirements, in accordance with the following provisions:

(a)            Mandatory Prepayment--Loans Exceed Total Commitment.  If on any date (after giving effect to any other payments on such date) the sum of (i) the aggregate outstanding principal amount of Revolving Loans plus (ii) the aggregate amount of Letter of Credit Outstandings, exceeds the Total Revolving Commitment as then in effect, then the Borrower shall prepay on such date the principal amount of Revolving Loans and, after Revolving Loans have been paid in full, Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Revolving Loans to the requirements as to the amounts of partial prepayments of Revolving Loans that are contained in Section 5.2.  If at any time the aggregate amount of Letter of Credit Outstandings exceeds the Total Revolving Commitment as then in effect, or if at any time the aggregate amount of Letter of Credit Outstandings (or any particular Letter of Credit or grouping of Letters of Credit) exceeds the Letter of Credit Commitment Amount, then the Borrower shall pay to the Administrative Agent an amount in cash and/or Cash Equivalents equal to such excess and the Administrative Agent shall hold such payment as security for the reimbursement obligations of the Borrower and any other Credit Parties hereunder in respect of Letters of Credit pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower (which shall permit certain investments in Cash Equivalents satisfactory to the Administrative Agent, each Letter of Credit Issuer and the Borrower until the proceeds are applied to the secured obligations).

(b)            Mandatory Prepayment of Swing Line Loans. If on any date (after giving effect to any other payments on such date) the aggregate outstanding principal amount of Swing Line Loans exceeds (A) the Unutilized Total Revolving Commitment as then in effect, the Borrower shall prepay on such date Swing Line Loans in an aggregate principal amount at least equal to such excess, and/or (B) the Swing Line Commitment at such time, the Borrower shall prepay on such date Swing Line Loans in an aggregate principal amount at least equal to such excess.

(c)            Particular Loans to be Prepaid.  With respect to each repayment or prepayment of Loans required by this Section 5.3, the Borrower shall designate the Types of Loans that are to be repaid or prepaid and the specific Borrowing(s) pursuant to which such repayment or prepayment is to be made, provided that (i) the Borrower shall first so designate all Loans that are Base Rate Loans and Eurodollar Loans with Interest Periods ending on the date of repayment or prepayment prior to designating any other Eurodollar Loans for repayment or prepayment, (ii) if the outstanding principal amount of Eurodollar Loans made pursuant to a Borrowing is reduced below the applicable Minimum Borrowing Amount as a result of any such repayment or prepayment, then all the Loans outstanding pursuant to such Borrowing shall be Converted into Base Rate Loans, and (iii) each repayment and prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.7. Any repayment or prepayment of Eurodollar Loans or Swing Line Loans pursuant to this Section 5.3 shall in all events be accompanied by such compensation as is required by Section 2.7.

Section 5.4.                          Method and Place of Payment.

(a)            Except as otherwise specifically provided herein, all payments under this Agreement shall be made to the Administrative Agent for the ratable (based on its pro rata share) account of the Lenders entitled thereto, not later than 12:00 noon (local time at the Payment Office) on the date when due and shall be made at the Payment Office in immediately available funds and in lawful money of the United States of America, it being understood that written notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower's account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account.  Any payments under this Agreement that are made later than 12:00 noon (local time at the Payment Office) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

(b)            If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Unpaid Drawings, interest and Fees then due hereunder and an Event of Default is not then in existence, such funds shall be applied (i) first, towards payment of interest and Fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and Fees then due to such parties, and (ii) second, towards payment of principal and Unpaid Drawings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unpaid Drawings then due to such parties.

Section 5.5.                          Net Payments.

(a)            Defined Terms.  For purposes of this Section 5.5, the term "Lender" includes any Letter of Credit Issuer and the term "applicable law" includes FATCA.

(b)            Payments Free of Taxes.  Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)            Payment of Other Taxes by the Borrower.  The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)            Indemnification by the Borrower.  The Credit Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)            Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.4(b) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)            Evidence of Payments.  As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 5.5, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)            Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.5(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A)            any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding Tax;

(B)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(i)            in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;

(ii)            executed originals of IRS Form W-8ECI;

(iii)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code, a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)            any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)            if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)            Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.5 (including by the payment of additional amounts pursuant to this Section 5.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)            Survival.  Each party's obligations under this Section 5.5 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
ARTICLE VI.
CONDITIONS PRECEDENT
Section 6.1.                          Conditions Precedent at Closing Date.  The obligation of the Lenders to make Loans, and of any Letter of Credit Issuer to issue Letters of Credit, is subject to the satisfaction of each of the following conditions:

(a)            Credit Agreement.  This Agreement shall have been executed by the Borrower, the Administrative Agent and each of the Lenders.

(b)            Notes.  The Borrower shall have executed and delivered to the Administrative Agent (i) a Revolving Note for the account of each Lender that has requested a Revolving Note and (ii) a Swing Line Note for the account of the Swing Line Lender.

(c)            Fees and Expenses.  The Borrower shall have (i) executed and delivered to the Administrative Agent the Agent Fee Letter and (ii) paid or caused to be paid all Fees required to be paid by it on the Closing Date pursuant to Section 4.1 and all reasonable fees and expenses of the Administrative Agent and of special counsel to the Administrative Agent that have been invoiced on or prior to such date in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Credit Documents and the consummation of the transactions contemplated hereby and thereby.

(d)            Corporate Resolutions and Approvals.  The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of the Borrower and each other Credit Party, approving the Credit Documents to which the Borrower or any such other Credit Party, as the case may be, is or may become a party, and of all documents evidencing other necessary corporate action, governmental approvals, if any, and other consents or approvals with respect to the execution, delivery and performance by the Borrower or any such other Credit Party of the Credit Documents to which it is or may become a party.

(e)            Incumbency Certificates.  The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and of each other Credit Party, certifying the names and true signatures of the officers of the Borrower or such other Credit Party, as the case may be, authorized to sign the Credit Documents to which the Borrower or such other Credit Party is a party and any other documents to which the Borrower or any such other Credit Party is a party that may be executed and delivered in connection herewith.

(f)            Corporate Charter and Good Standing Certificates.  The Administrative Agent shall have received:  (i) an original certified copy of the Certificate of Incorporation of the Borrower and of each other Credit Party and any and all amendments and restatements thereof, certified as of a recent date by the relevant Secretary of State and certified by the secretary or an assistant secretary of such Person as being true, correct and complete and in full force and effect as of the Closing Date; (ii) the bylaws of the Borrower and of each other Credit Party and any and all amendments and restatements thereof certified by the secretary or an assistant secretary of such Person as being true, correct and complete and in full force and effect as of the Closing Date; and (iii) an original good standing certificate from the Secretary of State of the state of incorporation, dated as of a recent date, listing all charter documents filed with such Secretary of State that affect the Borrower or such other Credit Party, as the case may be, and certifying as to the good standing of the Borrower or such other Credit Party.

(g)            Opinion of Counsel.  The Administrative Agent shall have received such opinions of counsel from counsel to the Borrower as the Administrative Agent shall request, each of which shall be addressed to the Administrative Agent and each of the Lenders and dated the Closing Date and shall be in form and substance satisfactory to the Administrative Agent.

(h)            Borrower's Closing Certificate.  The Administrative Agent shall have received a certificate in the form attached hereto as Exhibit D, dated the Closing Date, of the Chief Financial Officer of the Borrower to the effect that, at and as of the Closing Date and both before and after giving effect to the initial Borrowings hereunder, if any, on the Closing Date, and the application of the proceeds thereof:  (i) all conditions set forth in Section 6.1 have been satisfied; (ii) the Borrower are in compliance with all of the covenants contained in Articles VIII and IX of this Agreement; (iii) no Default or Event of Default has occurred or is continuing; and (iv) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Closing Date, except that as to any such representations and warranties that expressly relate to an earlier specified date, such representations and warranties are only represented as having been true and correct in all material respects as of the date when made.

(i)            Settlement Agreement. The Administrative Agent shall have received a copy of the Settlement Agreement and any and all amendments and restatements thereof, certified by an Authorized Officer of the Parent as being true, correct and complete and in full force and effect as of the Closing Date.

(j)            Financial Statements.  The Administrative Agent and the Lenders shall have received the financial statements referred to in Section 7.7(a) and the Financial Projections.

(k)            Proceedings and Documents.  All corporate and other proceedings and all documents incidental to the transactions contemplated hereby shall be satisfactory in substance and form to the Administrative Agent and the Lenders and the Administrative Agent and its special counsel and the Lenders shall have received all such counterpart originals or certified or other copies of such documents as the Administrative Agent or its special counsel or any Lender may reasonably request.

Section 6.2.                          Conditions Precedent to All Credit Events.

(a)            The obligations of the Lenders to make or participate in any Credit Event is subject, at the time thereof, to the satisfaction of the following conditions:

(i)
Notice of Borrowing, Continuation or Conversion.  The Administrative Agent shall have received a Notice of Borrowing, Continuation or Conversion meeting the requirements of Section 2.2 with respect to the Borrowing, Continuation or Conversion of a Loan, or a Letter of Credit Request meeting the requirement of Section 3.2 with respect to the issuance of a Letter of Credit.

(ii)
No Default; Representations and Warranties.  At the time of each Credit Event and after giving effect thereto, (i) there shall exist no Default or Event of Default and (ii) all representations and warranties of the Credit Parties contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties shall have been true and correct in all material respects as of the date when made.

(b)            The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrower to each of the Lenders that all of the applicable conditions specified in Sections 6.1 and/or 6.2, as the case may be, have been satisfied as of the times referred to in Sections 6.1 and 6.2.  All of the certificates, legal opinions and other documents and papers referred to in this Article VI, unless otherwise specified, shall be delivered to the Administrative Agent for the account of each of the Administrative Agent and the Lenders and, except for the Notes, in sufficient counterparts for the Administrative Agent and the Lenders, and the Administrative Agent will promptly distribute to the Lenders their respective Notes and the copies of such other certificates, legal opinions and documents.

ARTICLE VII.
REPRESENTATIONS AND WARRANTIES
To induce the Lenders to enter into this Agreement and to make the Loans and to issue and to participate in the Letters of Credit provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and each Credit Event:
Section 7.1.                          Corporate Status.  Each of the Parent and its Subsidiaries (a) is a duly organized or formed and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its formation and has the corporate, partnership or limited liability company power and authority, as applicable, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, and (b) has duly qualified and is authorized to do business in all jurisdictions where it is required to be so qualified except where the failure to be so qualified would not have a Material Adverse Effect.  Each Subsidiary of the Parent (and the direct and indirect ownership interest of the Parent therein) as of the date hereof and the jurisdiction of incorporation of Parent and each such Subsidiary and each jurisdiction in which such entity is qualified to do business is listed on Schedule 7.1.

Section 7.2.                          Corporate Power and Authority.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is party.  Each Credit Party has duly executed and delivered each Credit Document to which it is party and each Credit Document to which it is party constitutes the legal, valid and binding agreement or obligation of such Credit Party enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 7.3.                          No Violation.  Neither the execution, delivery and performance by any Credit Party of the Credit Documents to which it is party nor compliance with the terms and provisions thereof (a) will contravene any provision of any law, statute, rule, regulation, order, writ, injunction or decree of any Governmental Authority applicable to such Credit Party or its properties and assets, (b) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party pursuant to the terms of any promissory note, bond, debenture, indenture, mortgage, deed of trust, credit or loan agreement, or any other agreement or other instrument, to which such Credit Party is a party or by which it or any of its property or assets are bound or to which it may be subject, or (c) will violate any provision of the certificate or articles of incorporation, code of regulations or by-laws, or other charter documents of such Credit Party.

Section 7.4.                          Governmental Approvals.  No material order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required to authorize or is required as a condition to (a) the execution, delivery and performance by any Credit Party of any Credit Document to which it is a party, or (b) the legality, validity, binding effect or enforceability of any Credit Document to which any Credit Party is a party.

Section 7.5.                          Litigation.  There are no actions, suits or proceedings pending or, to, the knowledge of the Borrower, threatened with respect to the Borrower or any of its Subsidiaries (i) that have, or could reasonably be expected to have, a Material Adverse Effect, or (ii) that question the validity or enforceability of any of the Credit Documents, or of any action to be taken by any of the Credit Parties pursuant to any of the Credit Documents.

Section 7.6.                          Use of Proceeds; Margin Regulations.

(a)            The proceeds of all Loans shall be utilized to refinance existing senior debt facilities, provide funds for Permitted Acquisitions and provide working capital and funds for general corporate and other lawful purposes not inconsistent with the requirements of this Agreement.

(b)            No part of the proceeds of any Credit Event will be used directly or indirectly to purchase or carry Margin Stock, or to extend credit to others for the purpose of purchasing or carrying any Margin Stock, in violation of any of the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. At no time would more than 25% of the value of the assets of the Borrower or of the Borrower and its consolidated Subsidiaries that are subject to any "arrangement" (as such term is used in Section 221.2(g) of such Regulation U) hereunder be represented by Margin Stock.

Section 7.7.                          Financial Statements.

(a)            The Parent has furnished to the Lenders and the Administrative Agent complete and correct copies of (i) the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries as of December 31, 2011 and the related audited consolidated statements of income, shareholders' equity, and cash flows of the Parent and its consolidated Subsidiaries for the fiscal year then ended, accompanied by the report thereon of PriceWaterhouse Coopers, as included in the Parent's Report on Form 10-K filed with the SEC and (ii) the unaudited consolidated balance sheets of the Parent and its consolidated Subsidiaries as of June 30, 2012 and the related audited consolidated statements of income, shareholders' equity, and cash flows of the Parent and its consolidated Subsidiaries for the fiscal quarter then ended.  All such financial statements have been prepared in accordance with GAAP, consistently applied (except as stated therein), and fairly present the financial position of the entities described in such financial statements as of the respective dates indicated and the consolidated results of their operations and cash flows for the respective periods indicated, subject in the case of any such financial statements that are unaudited, to normal audit adjustments, none of which will involve a Material Adverse Effect.  The Parent and its Subsidiaries did not have, as of the date of the latest financial statements referred to above, and will not have as of the Closing Date after giving effect to the incurrence of Loans hereunder, any material or significant contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto in accordance with GAAP and that in any such case is material in relation to the business, operations, properties, assets, financial or other condition or prospects of the Parent or any of its Subsidiaries.

(b)            The Parent has delivered or caused to be delivered to the Lenders prior to the execution and delivery of this Agreement financial projections prepared by management of the Parent for the Parent and its Subsidiaries for the fiscal years 2012 through 2015 (the "Financial Projections").  The Financial Projections were prepared on behalf of the Parent in good faith after taking into account historical levels of business activity of the Parent and its Subsidiaries; provided, that no representation or warranty is made as to the impact of future general economic conditions or as to whether the Parent's projected consolidated results as set forth in the Financial Projections will actually be realized. No facts are known to the Parent at the date hereof that, if reflected in the Financial Projections, would result in a material adverse change in the assets, liabilities, results of operations or cash flows reflected therein.

Section 7.8.                          Solvency.  The Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that the Borrower has incurred to the Administrative Agent and the Lenders.  The Borrower now has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is now solvent and able to pay its debts as they mature and the Borrower, as of the Closing Date, owns property having a value, both at fair valuation and at present fair salable value, greater than the amount required to pay the Borrower's debts; and the Borrower is not entering into the Credit Documents with the intent to hinder, delay or defraud its creditors.  For purposes of this Section 7.8, "debt" means any liability on a claim, and "claim" means (x) right to payment whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

Section 7.9.                          No Material Adverse Change.  As of the Closing Date, since December 31, 2011 there has been no change in the financial or other condition, business, affairs or prospects of the Parent and its Subsidiaries taken as a whole, or their properties and assets considered as an entirety, except for (i) changes none of which, individually or in the aggregate, has had or could reasonably be expected to have, a Material Adverse Effect and (ii) changes directly related to the announcement of the acquisition of all the outstanding common stock of Borrower by Fortis.

Section 7.10.                          Tax Returns and Payments.  Each of the Parent and each of its Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes and assessments payable by it that have become due, other than those not yet delinquent and except for those contested in good faith.  The Parent and each of its Subsidiaries has established on its books such charges, accruals and reserves in respect of taxes, assessments, fees and other governmental charges for all fiscal periods as are required by GAAP.  The Borrower does not know of any proposed assessment for additional federal, foreign or state taxes for any period, or of any basis therefor, that, individually or in the aggregate, taking into account such charges, accruals and reserves in respect thereof as the Parent and its Subsidiaries have made, could reasonably be expected to have a Material Adverse Effect.

Section 7.11.                          Title to Properties.  The Parent and each of its Subsidiaries has good and marketable title, in the case of Real Property, and good title (or valid Leaseholds, in the case of any leased property), in the case of all other property, to all of its properties and assets free and clear of Liens other than Permitted Liens.  The interests of the Parent and each of its Subsidiaries in the properties reflected in the most recent balance sheet referred to in Section 7.7, taken as a whole, were sufficient, in the judgment of the Parent, as of the date of such balance sheet for purposes of the ownership and operation of the businesses conducted by the Parent and such Subsidiaries.

Section 7.12.                          Lawful Operations.  The Parent and each of its Subsidiaries:  (a) holds all necessary federal, state and local governmental licenses, registrations, certifications, permits and authorizations necessary to conduct its business; and (b) is in full compliance with all material requirements imposed by law, regulation or rule, whether federal, state or local, that are applicable to it, its operations, or its properties and assets, including without limitation, applicable requirements of Environmental Laws, except for any failure to obtain and maintain in effect, or noncompliance, that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.13.                          Environmental Matters.

(a)            The Parent and each of its Subsidiaries is in compliance with all Environmental Laws governing its business, except to the extent that any such failure to comply (together with any resulting penalties, fines or forfeitures) would not reasonably be expected to have a Material Adverse Effect.  All licenses, permits, registrations or approvals required for the conduct of the business of the Parent and each of its Subsidiaries under any Environmental Law have been secured and the Parent and each of its Subsidiaries is in substantial compliance therewith, except for such licenses, permits, registrations or approvals the failure to secure or to comply therewith is not reasonably likely to have a Material Adverse Effect.  Neither the Parent nor any of its Subsidiaries has received written notice, or otherwise knows, that it is in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Parent or such Subsidiary is a party or that would affect the ability of the Parent or such Subsidiary to operate any Real Property and no event has occurred and is continuing that, with the passage of time or the giving of notice or both, would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as would not reasonably be expected to, in the aggregate, have a Material Adverse Effect.  There are no Environmental Claims pending or, to the best knowledge of the Borrower, threatened wherein an unfavorable decision, ruling or finding would reasonably be expected to have a Material Adverse Effect.  There are no facts, circumstances, conditions or occurrences on any Real Property now or at any time owned, leased or operated by the Parent or any of its Subsidiaries or on any property adjacent to any such Real Property, that are known by the Borrower or as to which the Parent or any such Subsidiary has received written notice, that could reasonably be expected: (i) to form the basis of an Environmental Claim against the Parent or any of its Subsidiaries or any Real Property of the Parent or any of its Subsidiaries; or (ii) to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

(b)            Hazardous Materials have not at any time been (i) generated, used, treated or stored on, or transported to or from, any Real Property of the Parent or any of its Subsidiaries or (ii) released on any such Real Property, in each case where such occurrence or event is not in compliance with Environmental Laws and is reasonably likely to have a Material Adverse Effect.

Section 7.14.                          Compliance with ERISA.  Compliance by the Borrower with the provisions hereof and Credit Events contemplated hereby will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code.  The Parent and each of its Subsidiaries, (a) has fulfilled all obligations under minimum funding standards of ERISA and the Code with respect to each Plan that is not a Multiemployer Plan or a Multiple Employer Plan, (b) has satisfied all respective contribution obligations in respect of each Multiemployer Plan and each Multiple Employer Plan, (c) is in compliance in all material respects with all other applicable provisions of ERISA and the Code with respect to each Plan, each Multiemployer Plan and each Multiple Employer Plan, and (d) has not incurred any liability under the Title IV of ERISA to the PBGC with respect to any Plan, any Multiemployer Plan, any Multiple Employer Plan, or any trust established thereunder.  No Plan or trust created thereunder has been terminated, and there have been no Reportable Events, with respect to any Plan or trust created thereunder or with respect to any Multiemployer Plan or Multiple Employer Plan, which termination or Reportable Event will or could result in the termination of such Plan, Multiemployer Plan or Multiple Employer Plan and give rise to a material liability of the Parent or any ERISA Affiliate in respect thereof.  Neither the Parent nor any ERISA Affiliate is at the date hereof, or has been at any time within the two years preceding the date hereof, an employer required to contribute to any Multiemployer Plan or Multiple Employer Plan, or a "contributing sponsor" (as such term is defined in Section 4001 of ERISA) in any Multiemployer Plan or Multiple Employer Plan.  Neither the Parent nor any ERISA Affiliate has any contingent liability with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) except as has been disclosed to the Lenders in writing.

Section 7.15.                          Intellectual Property.  The Parent and each of its Subsidiaries has obtained or has the right to use all material patents, trademarks, service marks, trade names, copyrights, licenses and other rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others, except for such patents, trademarks, service marks, trade names, copyrights, licenses and rights, the loss of which, and such conflicts, that in any such case individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.

Section 7.16.                          Investment Company Act; Federal Power Act.   None of the Parent or any of its Subsidiaries is subject to regulation with respect to the creation or incurrence of Indebtedness under the Investment Company Act of 1940, as amended.  None of the Parent or any of its Subsidiaries, or any Affiliate of any of them, is subject to regulation under the FPA, or under applicable state or other laws and regulations respecting the rates or the financial or organizational regulation of electric utilities, as a result of the creation or incurrence of the Obligations or the entering into this Agreement or any other Credit Document or the consummation of any transaction contemplated hereby or thereby.

Section 7.17.                          Insurance.  The Parent and each of its Subsidiaries maintains insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with industry standards and in compliance with the terms of the Credit Documents.

Section 7.18.                          True and Complete Disclosure.  All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Parent or any of its Subsidiaries in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, other than the Financial Projections (as to which representations are made only as provided in Section 7.7), is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of such Person in writing to any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided, except that any such future information consisting of financial projections prepared by the Parent or any other Borrower is only represented herein as being based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

ARTICLE VIII.
AFFIRMATIVE COVENANTS
The Borrower hereby covenants and agrees that on the Closing Date and thereafter so long as this Agreement is in effect and until such time as the Total Commitment has been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents, have been paid in full:
Section 8.1.                          Reporting Requirements.

The Parent will furnish to each Lender and the Administrative Agent in the manner and methods provided for below and in Section 12.3(c):
(a)            Annual Financial Statements.  As soon as available and in any event within 90 days after the close of each fiscal year of the Parent, the consolidated balance sheets of the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, of stockholders' equity and of cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail and accompanied by the opinion with respect to such consolidated financial statements of independent public accountants of recognized national standing selected by the Parent, which opinion shall be unqualified and shall (i) state that such accountants audited such consolidated financial statements in accordance with generally accepted auditing standards, that such accountants believe that such audit provides a reasonable basis for their opinion, and that in their opinion such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Parent and its consolidated Subsidiaries as at the end of such fiscal year and the consolidated results of their operations and cash flows for such fiscal year in conformity with generally accepted accounting principles, or (ii) contain such statements as are customarily included in unqualified reports of independent accountants in conformity with the recommendations and requirements of the American Institute of Certified Public Accountants (or any successor organization).

(b)            Quarterly Financial Statements.  As soon as available and in any event within 45 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Parent, the unaudited consolidated balance sheets of the Parent and its consolidated Subsidiaries as at the end of such quarterly period and the related unaudited consolidated statements of income and of cash flows for such quarterly period and/or for the fiscal year to date, and setting forth, in the case of such unaudited consolidated statements of income and of cash flows, comparative figures for the related periods in the prior fiscal year, and that shall be certified on behalf of the Parent by the Chief Financial Officer or other Authorized Officer of the Parent, subject to changes resulting from normal year-end audit adjustments.

(c)            Officer's Compliance Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.1(a) and (b), a Compliance Certificate.

(d)            Notice of Default, Litigation or Material Adverse Effect.  Promptly, and in any event within three Business Days, in the case of clause (i) below, or five Business Days, after the Parent or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower have taken or propose to take with respect thereto, and (ii) the commencement of, or any other material development concerning, any litigation, governmental or regulatory proceeding pending against the Parent or any of its Subsidiaries, or any other event if the same involves any reasonable possibility of having a Material Adverse Effect.

(e)            ERISA.  Promptly, and in any event within 10 days after the Parent, any Subsidiary of the Parent or any ERISA Affiliate knows of the occurrence of any of the following, the Parent will deliver to each of the Lenders a certificate on behalf of the Borrower of an Authorized Officer of the Parent setting forth the full details as to such occurrence and the action, if any, that the Parent, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given to or filed with or by the Parent, the Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto (i) that a Reportable Event has occurred with respect to any Plan; (ii) the institution of any steps by the Parent, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; (iii) the institution of any steps by the Parent or any ERISA Affiliate to withdraw from any Plan; (iv) the institution of any steps by the Parent or any Subsidiary to withdraw from any Multiemployer Plan or Multiple Employer Plan, if such withdrawal could result in withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) in excess of $7,500,000; (v) a non-exempt "prohibited transaction" within the meaning of Section 406 of ERISA in connection with any Plan; (vi) that a Plan has an Unfunded Current Liability that could reasonably be expected to have a Material Adverse Effect; (vii) any material increase in the contingent liability of the Parent or any Subsidiary with respect to any post-retirement welfare liability; or (ix) the taking of any action by, or the threatening of the taking of any action by, the Internal Revenue Service, the Department of Labor or the PBGC with respect to any of the foregoing.

(f)            SEC Reports and Registration Statements.  Promptly after transmission thereof or other filing with the SEC, copies of all registration statements (other than the exhibits thereto and any registration statement on Form S-8 or its equivalent) and all annual, quarterly or current reports that the Parent or any of its Subsidiaries files with the SEC on Form 10-K, 10-Q or 8-K (or any successor forms); provided, however, that nothing in this Section 8.1(f) shall be construed to require Borrower to continue to file reports with the SEC if it no longer is legally obligated to do so.

(g)            Annual and Quarterly Reports, Proxy Statements and other Reports Delivered to Stockholders Generally.  Prior to the acquisition (directly or indirectly) of all the outstanding common stock of Borrower by Fortis, promptly after transmission thereof to its stockholders, copies of all annual, quarterly and other reports and all proxy statements that the Parent furnishes to its stockholders generally.

(h)            Press Releases.  Promptly after the release thereof to any news organization or news distribution organization, copies of any press releases and other similar statements intended to be made available generally by the Parent or any of its Subsidiaries to the public concerning material developments relating to the Parent or any of its Subsidiaries.

(i)            Changes in Ratings.  Upon a public announcement thereof, any change in the Parent S&P Rating and/or the Parent Moody's Rating.

(j)            Other Information.  Promptly, but in any event within 10 Business Days upon request therefor, such other information or documents (financial or otherwise) relating to the Parent or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request from time to time.

Section 8.2.                          Books, Records and Inspections.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower or such Subsidiaries, as the case may be, in accordance with GAAP; (b) permit, upon at least two Business Days' notice to the Chief Financial Officer of the Borrower, officers and designated representatives of the Administrative Agent or any of the Lenders (i) to visit and inspect any of the properties or assets of the Borrower and any of its Subsidiaries in whomsoever's possession (but only to the extent the Borrower or such Subsidiary has the right to do so to the extent in the possession of another Person), and (ii) to examine the books of account of the Borrower and any of its Subsidiaries, and make copies thereof and take extracts therefrom, (A) if no Default or Event of Default has occurred and is continuing, twice per calendar year and to such reasonable extent as the Administrative Agent or any of the Lenders may request, or (B) if a Default or Event of Default has occurred and is continuing, at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders may request; and (c) permit, upon at least two Business Days' notice to the Chief Financial Officer of the Borrower, officers and designated representatives of the Administrative Agent or any of the Lenders to discuss the affairs, finances and accounts of the Borrower and of any of its Subsidiaries with, and be advised as to the same by, its and their officers and independent accountants and independent actuaries, if any, at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any of the Lenders may request.

Section 8.3.                          Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (i) maintain insurance coverage by such insurers and in such forms and amounts and against such risks as are generally consistent with the insurance coverage maintained by the Borrower and its Subsidiaries at the date hereof, and (ii) forthwith upon any Lender's written request, furnish to such Lender such information about such insurance as such Lender may from time to time reasonably request, which information shall be prepared in form and detail satisfactory to such Lender and certified by an Authorized Officer of the Borrower.

Section 8.4.                          Payment of Taxes and Claims.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims that, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries; provided that the Borrower or any of its Subsidiaries shall not be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.  Without limiting the generality of the foregoing, the Borrower will, and will cause each of its Subsidiaries to, pay in full all of its wage obligations to its employees in accordance with the Fair Labor Standards Act (29 U.S.C. Sections 206‑207) and any comparable provisions of applicable law.

Section 8.5.                          Preservation of Existence, etc.  The Borrower will, and will cause each of its Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization except in a transaction permitted by Section 9.2; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 8.6.                          Good Repair.  The Borrower will, and will cause each of its Subsidiaries to, ensure that its material properties and equipment used or useful in its business in whomsoever's possession they may be, are kept in good repair, working order and condition, normal wear and tear excepted, and that from time to time there are made in such properties and equipment all needful and proper repairs, renewals, replacements, extensions, additions, betterments and improvements, thereto, to the extent and in the manner customary for companies in similar businesses.

Section 8.7.                          Compliance with Statutes, Regulations, Orders, Restrictions.  The Borrower will, and will cause each of its Subsidiaries to, comply, in all material respects, with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property, including all applicable Environmental Laws other than those the noncompliance with which would not have, and that would not be reasonably expected to have, a Material Adverse Effect.

Section 8.8.                          Fiscal Years, Fiscal Quarters.  The Borrower shall not change any of its or any of its Subsidiaries' fiscal years or fiscal quarters (other than the fiscal year or fiscal quarters of a Person that becomes a Subsidiary, made at the time such Person becomes a Subsidiary to conform to the Borrower's fiscal year and fiscal quarters).

Section 8.9.                          Senior Debt.  The Borrower will at all times ensure that (a) the claims of the Lenders in respect of the Obligations of the Borrower will not be subordinate to, and will in all respects rank at least pari passu with or senior to the claims of every unsecured creditor of the Borrower, and (b) any Indebtedness of the Borrower that is subordinated in any manner to the claims of any other creditor of the Borrower will be subordinated in like manner to such claims of the Lenders.

ARTICLE IX.
NEGATIVE COVENANTS
The Borrower hereby covenants and agrees that on the Closing Date and thereafter for so long as this Agreement is in effect and until such time as the Total Commitment has been terminated, no Notes remain outstanding and the Loans, together with interest, Fees and all other Obligations incurred hereunder and under the other Credit Documents, have been paid in full:
Section 9.1.                          Changes in Business.  Neither the Parent nor any of its Subsidiaries will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, that would then be engaged in by the Parent and its Subsidiaries, would be substantially changed from the general nature of the business engaged in by the Parent and its Subsidiaries on the Closing Date.

Section 9.2.                          Merger, Consolidation, Acquisitions, Asset Sales.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) wind up, liquidate or dissolve its affairs, (b) enter into any transaction of merger or consolidation, (c) make or otherwise effect any Acquisition, (d) sell or otherwise dispose of any of its property or assets outside the ordinary course of business, or otherwise make or otherwise effect any Asset Sale, or (e) agree to do any of the foregoing at any future time, except that the following shall be permitted:

(i)	a Subsidiary of the Parent (other than the Utility) may merge into the Parent;
(ii)	any Subsidiary of the Parent may merge with another Subsidiary of the Parent, provided that the surviving Person in any such merger involving the Utility shall be the Utility;
(iii)
any Subsidiary of the Parent may merge with any Person (other than the Parent or any other Subsidiary of the Parent), provided that (a) the surviving Person in any such merger shall be such Subsidiary and (b) immediately before and after such merger there shall not exist any Default or Event of Default;

(iv)
the Parent may merge with any Person (other than the Utility), provided that (a) the surviving Person in any such merger shall be the Parent and (b) immediately before and after such merger there shall not exist any Default or Event of Default;

(v) (vi)
any Subsidiary of the Parent may make or effect any Asset Sale to the Parent or another Wholly-Owned Subsidiary of the Parent, provided that the Utility shall not make or effect an Asset Sale of all or substantially all of its assets to any Person;
the Parent and its Subsidiaries may sell inventory in the ordinary course of business;

(vii) (viii)
in addition to any other Asset Sale permitted pursuant to any other subpart in this Section 9.2, the Parent and its Subsidiaries may make or effect Asset Sales so long as the aggregate amount (based upon the fair market value of the assets) of all assets sold or otherwise disposed pursuant to all such Asset Sales on and after the Closing Date does not exceed 10% of the Consolidated Tangible Assets at the time of and after giving effect to any such Asset Sale;
the Parent or any Subsidiary of the Parent may make any Permitted Acquisition; and

(ix)
the Parent and its Subsidiaries shall be permitted to make and dispose of Investments permitted pursuant to Section 9.4 and shall be permitted to pay dividends, including in accordance with Section 9.9.

Section 9.3.                          Liens.  The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any such Subsidiary whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable or notes with or without recourse to the Borrower or any of its Subsidiaries, other than for purposes of collection of delinquent accounts in the ordinary course of business) or assign any right to receive income, or file or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute, except that the foregoing restrictions shall not apply to:

(a)            the Standard Permitted Liens;

(b)            Liens (i) in existence on the Closing Date that are listed, and the Indebtedness secured thereby and the property subject thereto on the Closing Date described, on Schedule 9.3, or (ii) arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any such Liens, provided that the principal amount of such Indebtedness is not increased and such Indebtedness is not secured by any additional assets;

(c)            any Lien existing on any fixed assets prior to the acquisition thereof by the Parent or any of its Subsidiaries, or existing on any fixed assets of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not attach or apply to any other property or assets of the Parent or any of its Subsidiaries, and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be; and

(d)            any Lien securing Indebtedness in respect of purchase money obligations or Capital Lease Obligations for the acquisition or lease of fixed assets, provided that (i) such Lien only attaches to such fixed assets being acquired or leased, (ii) the Indebtedness secured by such Lien does not exceed the cost or fair market value, whichever is lower, of the fixed assets being acquired or leased on the date of acquisition or lease, and (iii) the aggregate principal amount of Indebtedness at any time outstanding secured by a Lien described in this subsection (d) shall not exceed an amount equal to 5% of the Consolidated Tangible Assets at such time.

Section 9.4.                          Investments.  The Borrower will not, and will not permit any of its Subsidiaries to, make or hold any Investments, except (a) Investments held by the Borrower or any Subsidiary of the Borrower in cash or Cash Equivalents; (b) Investments of the Parent in any of its Subsidiaries; (c) Investments of a Subsidiary of the Parent in the Parent or any other Subsidiary of the Parent; (d) Permitted Acquisitions; and (e) Investments in one or more Energy-Related Businesses or Persons (other than natural persons) engaged in Energy-Related Businesses.

Section 9.5.                          Consolidated Total Debt/Consolidated Total Capitalization Ratio.  The Parent will not at any time permit the ratio of (i) Consolidated Total Debt to (ii) Consolidated Total Capitalization to exceed 0.65 to 1.00.

Section 9.6.                          Transactions with Affiliates.  Except as set forth on Schedule 9.6, the Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of transactions with any Affiliate (other than, in the case of the Borrower, any Subsidiary of the Borrower, and in the case of a Subsidiary of the Borrower, the Borrower or another Subsidiary of the Borrower) other than in the ordinary course of business of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person other than an Affiliate, except (i) sales of goods to an Affiliate for use or distribution outside the United States that in the good faith judgment of the Borrower complies with any applicable legal requirements of the Code, or (ii) agreements and transactions with and payments to officers, directors and shareholders that are either (A) entered into in the ordinary course of business and not prohibited by any of the provisions of this Agreement, or (B) entered into outside the ordinary course of business, approved by the directors or shareholders of the Borrower, and not prohibited by any of the provisions of this Agreement.

Section 9.7.                          Plan Terminations, Minimum Funding.  The Borrower will not, and will not permit any ERISA Affiliate to, (a) terminate any Plan or Plans so as to result in liability of the Borrower or any ERISA Affiliate to the PBGC in excess of, in the aggregate, the amount that is equal to 5% of the Consolidated Net Worth as of the date of the then most recent financial statements furnished to the Lenders pursuant to the provisions of this Agreement, (b) permit to exist one or more events or conditions that reasonably present a material risk of the termination by the PBGC of any Plan or Plans with respect to which the Borrower or any ERISA Affiliate would, in the event of such termination, incur liability to the PBGC in excess of such amount in the aggregate, or (c) fail to comply with the minimum funding standards of ERISA and the Code with respect to any Plan.

Section 9.8.                          Material Agreements.  Neither the Parent nor any Subsidiary of the Parent shall default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument or other document to which the Parent or such Subsidiary, as applicable, is a party, which default could reasonably be expected to have a Material Adverse Effect.

Section 9.9.                          Utility Dividends.  The Parent will not permit to exist any legal or contractual restriction on the ability of the Utility to pay dividends to the Parent except as set forth in the Settlement Agreement.

ARTICLE X.
EVENTS OF DEFAULT
Section 10.1.                          Events of Default.  Any of the following specified events shall constitute an Event of Default (each an "Event of Default"):

(a)            Payments:  the Borrower shall (i) default in the payment when due (whether at maturity, on a date fixed for a scheduled repayment, on a date on which a required prepayment is to be made, upon acceleration or otherwise) of any principal of the Loans; or (ii) default, and such default shall continue for five or more days, in the payment when due of any interest on the Loans or any Fees or any other amounts owing hereunder or under any other Credit Document;

(b)            Representations:  any representation, warranty or statement made by the Borrower or any other Credit Party herein or in any other Credit Document or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made;

(c)            Certain Negative Covenants: the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.1, 8.2(b), 8.5, 8.9 or Article IX of this Agreement;

(d)            Other Covenants:  the Borrower shall default in the due performance or observance by it of any term, covenant or agreement contained in this Agreement or any other Credit Document, other than those referred to in Section 10.1(a), (b) or (c) above, and such default is not remedied within 30 days after the earlier of the date on which (i) an Authorized Officer of the Borrower obtains actual knowledge of such default and (ii) the Borrower receives written notice of such default from the Administrative Agent or the Required Lenders (any such notice to be identified as a "notice of default" and to refer specifically to this paragraph);

(e)            Cross Default Under Other Agreements:  the Borrower or any of its Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in an aggregate amount of $15,000,000 or greater, and such default shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto (and all grace periods applicable to such observance, performance or condition shall have expired), or any other event shall occur or condition exist, in each case, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause any such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid (other than by a regularly scheduled required prepayment or redemption, prior to the stated maturity thereof);

(f)            Invalidity of Credit Documents:  any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or under such Credit Document or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any provision of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document;

(g)            Judgments:  one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a liability (other than a liability covered by insurance, as to which the carrier has adequate claims paying ability and has not effectively reserved its rights) of $10,000,000 or more in the aggregate for all such judgments, orders and decrees for the Parent and its Subsidiaries, and any such judgments or orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof; or (ii) one or more judgments, orders or decrees shall be entered against the Borrower and/or any of its Subsidiaries involving a required divestiture of any material properties, assets or business reasonably estimated to have a fair value in excess of $10,000,000, and any such judgments, orders or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days (or such longer period, not in excess of 60 days, during which enforcement thereof, and the filing of any judgment lien, is effectively stayed or prohibited) from the entry thereof;

(h)            Bankruptcy:  any of the following shall occur:

(i)	the Borrower or any of its Subsidiaries (the Borrower and each such Subsidiary, each a "Principal Party") shall commence a voluntary case concerning itself under the Bankruptcy Code;
(ii)
an involuntary case is commenced against any Principal Party under the Bankruptcy Code and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case;

(iii)	a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Principal Party;
(iv)
any Principal Party commences (including by way of applying for or consenting to the appointment of, or the taking of possession by, a rehabilitator, receiver, custodian, trustee, conservator or liquidator (collectively, a "conservator") of itself or all or any substantial portion of its property) any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, liquidation, rehabilitation, conservatorship or similar law of any jurisdiction whether now or hereafter in effect relating to such Principal Party;

(v)
any such proceeding of the type set forth in clause (iv) above is commenced against any Principal Party to the extent such proceeding is consented by such Person or remains undismissed for a period of 60 days;

(vi)	any Principal Party is adjudicated insolvent or bankrupt;
(vii)	any order of relief or other order approving any such case or proceeding is entered;

(viii)	any Principal Party suffers any appointment of any conservator or the like for it or any substantial part of its property that continues undischarged or unstayed for a period of 60 days;
(ix)	any Principal Party makes a general assignment for the benefit of creditors or generally does not pay its debts as such debts become due; or
(x)	any corporate (or similar organizational) action is taken by any Principal Party for the purpose of effecting any of the foregoing.
(i)            ERISA:  (i) any of the events described in clauses (i) through (viii) of Section 8.1(e) shall have occurred; or (ii) there shall result from any such event or events the imposition of a Lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and (iii) any such event or events or any such Lien, security interest or liability, individually, and/or in the aggregate, in the opinion of the Required Lenders, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(j)            Change of Control:  there occurs a Change of Control.

Section 10.2.                          Acceleration; Remedies.  Upon the occurrence of any Event of Default, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party in any manner permitted under applicable law:

(a)            declare the Total Commitment terminated, whereupon the Commitment of each Lender shall forthwith terminate immediately without any other notice of any kind;

(b)            declare the principal of and any accrued interest in respect of all Loans and all other Obligations owing hereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and/or

(c)            terminate any Letter of Credit that may be terminated in accordance with its terms;

(d)            direct the Borrower to pay (and the Borrower hereby agrees that on receipt of such notice or upon the occurrence of an Event of Default with respect to the Borrower under Section 11.1(h), it will pay) to the Administrative Agent an amount of cash equal to the aggregate Stated Amount of all Letters of Credit then outstanding (such amount to be held as security for the Borrower's (and any Subsidiary that is an account party) reimbursement obligations in respect thereof); and/or

(e)            exercise any other right or remedy available under any of the Credit Documents or applicable law;

provided that, if an Event of Default specified in Section 10.1(h) shall occur, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and/or (b) above shall occur automatically without the giving of any such notice.
Section 10.3.                          Application of Liquidation Proceeds.  All monies received by the Administrative Agent or any Lender from the exercise of remedies hereunder or under the other Credit Documents or under any other documents relating to this Agreement shall, unless otherwise required by the terms of the other Credit Documents or by applicable law, be applied as follows:

(a)            first, to the payment of all expenses (to the extent not otherwise paid by the Borrower or any of the other Credit Parties) incurred by the Administrative Agent and the Lenders in connection with the exercise of such remedies, including, without limitation, all reasonable costs and expenses of collection, reasonable documented attorneys' fees, court costs and any foreclosure expenses;

(b)            second, to the payment pro rata of interest then accrued on the outstanding Loans;

(c)            third, to the payment pro rata of any fees then accrued and payable to the Administrative Agent, any Letter of Credit Issuer or any Lender under this Agreement in respect of the Loans or the Letter of Credit Outstandings;

(d)            fourth, to the payment pro rata of (A) the principal balance then owing on the outstanding Loans and (B) the Stated Amount of the Letter of Credit Outstandings (to be held and applied by the Administrative Agent as security for the reimbursement obligations in respect thereof);

(e)            fifth, to the payment to the Lenders of any amounts then accrued and unpaid under Sections 2.6, 2.7, and 5.4, and if such proceeds are insufficient to pay such amounts in full, to the payment of such amounts pro rata;

(f)            sixth, to the payment pro rata of all other amounts owed by the Borrower to the Administrative Agent, to any Letter of Credit Issuer or any Lender under this Agreement or any other Credit Document; and

(g)            finally, any remaining surplus after all of the Obligations have been paid in full, to the Borrower or to whomsoever shall be lawfully entitled thereto.

ARTICLE XI.
THE ADMINISTRATIVE AGENT
Section 11.1.                          Appointment.  Each Lender hereby irrevocably designates and appoints KeyBank as Administrative Agent to act as specified herein and in the other Credit Documents, and each such Lender hereby irrevocably authorizes KeyBank as the Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The Administrative Agent agrees to act as such upon the express conditions contained in this Article XI.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Credit Documents, nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.  The provisions of this Article XI are solely for the benefit of the Administrative Agent, and the Lenders, and the Borrower or any of its Subsidiaries shall not have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

Section 11.2.                          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Credit Document by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care except to the extent otherwise required by Section 11.3.

Section 11.3.                          Exculpatory Provisions.  Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except for its or such Person's own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries or any of their respective officers contained in this Agreement, any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for any failure of the Borrower or any Subsidiary of the Borrower or any of their respective officers to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of its Subsidiaries.  The Administrative Agent shall not be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by the Administrative Agent to the Lenders or by or on behalf of the Borrower or any of its Subsidiaries to the Administrative Agent or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default.

Section 11.4.                          Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, e-mail or other electronic transmission, facsimile transmission, telex or teletype message, statement, order or other document or conversation believed by it, in good faith, to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any of its Subsidiaries), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or all of the Lenders, or all of the Lenders (other than any Defaulting Lender), as applicable, as to any matter that, pursuant to Section 12.11, can only be effectuated with the consent of all Lenders, or all Lenders (other than any Defaulting Lender), as the case may be), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

Section 11.5.                          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." If the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

Section 11.6.                          Non-Reliance.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any of its respective Subsidiaries, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its respective Subsidiaries and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and its respective Subsidiaries.  The Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial and other conditions, prospects or creditworthiness of the Borrower or any of its respective Subsidiaries that may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 11.7.                          Indemnification.  The Lenders agree to indemnify the Administrative Agent and its Related Parties ratably according to their respective Loans and Percentages of the Unutilized Total Commitment, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, reasonable expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, incurred by or asserted against the Administrative Agent or such Related Party in any way relating to or arising out of this Agreement or any other Credit Document, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted to be taken by the Administrative Agent or such Related Party under or in connection with any of the foregoing, but only to the extent that any of the foregoing is not paid by the Borrower, provided that no Lender shall be liable to the Administrative Agent or such Related Party for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting solely from the Administrative Agent's or such Related Party's gross negligence or willful misconduct.  If any indemnity furnished to the Administrative Agent or any Related Party for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.  The agreements in this Section 11.7 shall survive the payment of all Obligations.

Section 11.8.                          The Administrative Agent in Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower, its Subsidiaries and their Affiliates as though not acting as Administrative Agent hereunder.  With respect to the Loans made by it and all Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

Section 11.9.                          Successor Administrative Agent.  The Administrative Agent may resign at any time upon not less than 30 days notice to the Lenders, each Letter of Credit Issuer and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no such successor is willing to accept such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or any Letter of Credit Issuer under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent's resignation hereunder and under the other Credit Documents, the provisions of this Article and Section 12.1 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 11.10.                       Other Agents.  Any Lender identified herein as a Co-Agent, Syndication Agent, Documentation Agent, Co-Documentation Agent, Managing Agent, Manager, Lead Arranger, Arranger or any other corresponding title, other than "Administrative Agent," shall have no right, power, obligation, liability, responsibility or duty under this Agreement or any other Credit Document except those applicable to all Lenders as such. Each Lender acknowledges that it has not relied, and will not rely, on any Lender so identified in deciding to enter into this Agreement or in taking or not taking any action hereunder.

ARTICLE XII.
MISCELLANEOUS
Section 12.1.                          Payment of Expenses.

(a)            Irrespective of whether the transactions contemplated hereby are consummated, the Borrower agrees to pay (or reimburse the Administrative Agent for) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, administration and execution and delivery of the Credit Documents and the documents and instruments referred to therein and the syndication of the Commitments, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

(b)            The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders and their Affiliates for) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with any amendment, waiver, consent or other modification of or relating to any of the Credit Documents, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent.

(c)            The Borrower agrees to pay (or reimburse the Administrative Agent, the Lenders and their Affiliates for) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and their Affiliates in connection with the enforcement of any of the Credit Documents or the other documents and instruments referred to therein, including, without limitation, the reasonable fees and disbursements of each counsel to the Administrative Agent and any Lender (including allocated costs of internal counsel so long as such costs do not represent services that are duplicative of services provided by any external counsel retained by the Administrative Agent or any such Lender).

(d)            Without limitation of the preceding Section 12.1(c), in the event of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of the Borrower or any of its Subsidiaries, the Borrower agrees to pay all costs of collection and defense, including reasonable attorneys' fees in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, which shall be due and payable together with all required service or use taxes.

(e)            The Borrower agrees to pay and hold the Administrative Agent and each of the Lenders harmless from and against any and all present and future stamp and other similar taxes with respect to the foregoing matters and save the Administrative Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to any such indemnified Person) to pay such taxes.

(f)            The Borrower agrees to indemnify the Administrative Agent, each Lender, and their respective Related Parties and Affiliates (collectively, the "Indemnitees") from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses reasonably incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of

(i)
any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of the proceeds of any Loans hereunder or the consummation of any transactions contemplated in any Credit Document, other than any such investigation, litigation or proceeding arising out of transactions solely between any of the Lenders or the Administrative Agent, transactions solely involving the assignment by a Lender of all or a portion of its Loans and Commitments, or the granting of participations therein, as provided in this Agreement, or arising solely out of any examination of a Lender by any regulatory or other governmental authority having jurisdiction over it, or

(ii)
the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned, leased or at any time operated by the Borrower or any of its Subsidiaries, the release, generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Borrower or any of its Subsidiaries, if the Borrower or any such Subsidiary could have or is alleged to have any responsibility in respect thereof, the non-compliance of any such Real Property with foreign, federal, state and local laws, regulations and ordinances (including applicable permits thereunder) applicable thereto, or any Environmental Claim asserted against the Borrower or any of its Subsidiaries, in respect of any such Real Property, including, in each case, without limitation, the reasonable documented fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding (but excluding any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified or of any other Indemnitee who is such Person or an Affiliate of such Person). To the extent that the undertaking to indemnify, pay or hold harmless any Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities that is permissible under applicable law.
Section 12.2.                          Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Lender (including, without limitation, by branches, agencies and Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations and liabilities of the Borrower to such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations of the Borrower purchased by such Lender pursuant to Section 12.4(c), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Lender shall have made any demand hereunder and although such Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.  Each Lender agrees promptly to notify the Borrower after any such set off and application, provided, however, that the failure to give such notice shall not affect the validity of such set off and application.

Section 12.3.                          Notices.

(a)            Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subparagraph (c) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i)
if to the Borrower or any other Credit Party, to it at c/o CH Energy Group, Inc., 284 South Avenue, Poughkeepsie, New York  12601, Attention: Christopher Capone (Telecopier No. (845) 486-5459; Telephone No. (845) 486-5439);

(ii)	if to the Administrative Agent, to KeyBank National Association, 127 Public Square, Cleveland, Ohio 44114, Attention: Sherrie Manson (Telecopier No. (216) 689-4981; Telephone No. (216) 689-3443); and
(iii)
if to a Lender, to it at its address (or telecopier number) set forth on Annex I hereto or, in the case of any Lender that becomes a party to this Agreement by way of assignment under Section 12.4 of this Agreement, to it at the address set forth in the Assignment Agreement to which it is a party;

(b)            Receipt of Notices.  Notices and communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent and receipt has been confirmed by telephone.  Notices delivered through electronic communications to the extent provided in subparagraph (c) below, shall be effective as provided in such subparagraph (c).

(c)            Electronic Communications.  Notices and other communications to the Administrative Agent, a Letter of Credit Issuer or any Lender pursuant to Section 8.1(a), (b), (c), (f), (g) or (h) may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent.  The Administrative Agent or the Borrower may, in its discretion, agree in a separate writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d)            Change of Address.  Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to each of the other parties hereto in accordance with Section 12.3(a).

Section 12.4.                          Benefit of Agreement.

(a)            Successors and Assigns Generally.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns, provided that the Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all the Lenders (other than any Defaulting Lender), and, provided, further, that any assignment by a Lender of its rights and obligations hereunder shall be effected in accordance with Section 12.4(c).

(b)            Participations.  Notwithstanding the foregoing, each Lender may at any time grant participations in any of its rights hereunder or under any of the Notes to any Person (other than any Credit Party or any of their Affiliates or a natural Person), provided that in the case of any such participation,

(i)
the participant shall not have any rights under this Agreement or any of the other Credit Documents, including rights of consent, approval or waiver (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto),

(ii)	the Swing Line Lender may only assign its Swing Line Commitment and its Swing Line Loans as an entirety and only if the assignee thereof is or becomes a Lender with a Revolving Commitment,
(iii)	such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) shall remain unchanged,

(iv)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(v)	such Lender shall remain the holder of any Note for all purposes of this Agreement, and
(vi)
the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with the selling Lender in connection with such Lender's rights and obligations under this Agreement, and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation, except that the participant shall be entitled to the benefits of Sections 2.6, 2.7 and 5.5 of this Agreement to the extent that such Lender would be entitled to such benefits if the participation had not been entered into or sold (provided that the participant shall only be entitled to the benefits of Section 5.5 to the extent that it complies with the requirements of that section as though it were a Lender), and, provided further, that no Lender shall transfer, grant or sell any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (w) extend the final scheduled maturity or change the scheduled repayments of the Loans in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of the applicability of any post-default increase in interest rates), or reduce the principal amount thereof, or increase such participant's participating interest in any Commitment over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of any such Commitment), (x) release any guarantor from its guaranty of any of the Obligations, except strictly in accordance with the terms of the Credit Documents, or (y) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement.

In the event that any Lender sells participations in a Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in such Loan and the principal amount (and stated interest thereon) of the portion of such Loan that is the subject of the participation (the "Participant Register").  A Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of a Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.
(c)            Assignments by Lenders.  Any Lender may assign all, or if less than all, a fixed portion, of its Loans and/or Commitment and its rights and obligations hereunder to one or more Eligible Assignees, each of which shall become a party to this Agreement as a Lender by execution of an Assignment Agreement, provided that

(i)
except in the case of (x) an assignment of the entire remaining amount of the assigning Lender's Loans and/or Commitment or (y) an assignment to another Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender, the aggregate amount of each such assignment of such Commitment (which for this purpose includes the Loans outstanding thereunder), shall not be less than $5,000,000 (or, if greater, in integral multiples of $1,000,000 in excess thereof),

(ii)	the Swing Line Lender may only assign its Swing Line Commitment and its Swing Line Loans as an entirety and only if the assignee thereof is or becomes a Lender with a Revolving Commitment,
(iii)
in the case of any assignment to an Eligible Assignee at the time of any such assignment the Lender Register shall be deemed modified to reflect the Commitments of such new Lender and of the existing Lenders,

(iv)
upon surrender of the old Notes, if any, upon request of the new Lender, new Notes will be issued, at the Borrower's expense, to such new Lender and to the assigning Lender, such new Notes to be in conformity with the requirements of Section 2.4 (with appropriate modifications) to the extent needed to reflect the revised Commitments,

(v)
unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500, and, provided further, that such transfer or assignment will not be effective until the Assignment Agreement in respect thereof is recorded by the Administrative Agent on the Lender Register maintained by it as provided herein.
To the extent of any assignment pursuant to this Section 12.4(c) the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments.
At the time of each assignment pursuant to this Section 12.4(c) to a Person that is not already a Lender hereunder and that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Lender shall provide to the Borrower and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable an Exemption Certificate) described in Section 5.5(b).  To the extent that an assignment of all or any portion of a Lender's Commitment and related outstanding Obligations pursuant to this Section 12.4(c) would, at the time of such assignment, result in increased costs under Section 5.5 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
Nothing in this Section 12.4(c) shall prevent or prohibit (i) any Lender that is a bank, trust company or other financial institution from pledging its Notes or Loans to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, or (ii) any Lender that is a trust, limited liability company, partnership or other investment company from pledging its Notes or Loans to a trustee or agent for the benefit of holders of certificates or debt securities issued by it.  No such pledge, or any assignment pursuant to or in lieu of an enforcement of such a pledge, shall relieve the transferor Lender from its obligations hereunder.
(d)            No SEC Registration or Blue Sky Compliance.  Notwithstanding any other provisions of this Section 12.4, no transfer or assignment of the interests or obligations of any Lender hereunder or any grant of participation therein shall be permitted if such transfer, assignment or grant would require the Borrower to file a registration statement with the SEC or to qualify the Loans under the "Blue Sky" laws of any State.

(e)            Representations of Lenders.  Each Lender initially party to this Agreement hereby represents, and each Person that became a Lender pursuant to an assignment permitted by this Section 12.4 will, upon its becoming party to this Agreement, represent that it is a commercial lender, other financial institution or other "accredited" investor (as defined in SEC Regulation D) that makes or acquires loans in the ordinary course of its business and that it will make or acquire Loans for its own account in the ordinary course of such business, provided that subject to the preceding Sections 12.4(b) and (c), the disposition of any promissory notes or other evidences of or interests in Indebtedness held by such Lender shall at all times be within its exclusive control.

Section 12.5.                          No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Letter of Credit Issuer may have had notice or knowledge of such Default or Event of Default at the time.  The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies that the Administrative Agent or any Lender would otherwise have.

Section 12.6.                          Payments Pro Rata; Sharing of Setoffs.

(a)            The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations, it shall distribute such payment to the Lenders (other than any Lender that has expressly waived in writing its right to receive its pro rata share thereof) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.  As to any such payment received by the Administrative Agent prior to 1:00 P.M. (local time at the Payment Office) in funds that are immediately available on such day, the Administrative Agent will use all reasonable efforts to distribute such payment in immediately available funds on the same day to the Lenders as aforesaid.

(b)            Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) that is applicable to the payment of the principal of, or interest on, the Loans or Fees, of a sum that with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount, provided that (i) if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest, and (ii) the provisions of this Section 12.6(b) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant pursuant to Section 12.4, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 12.6(b) shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(c)            Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.6(a) and (b) shall be subject to the express provisions of this Agreement that require, or permit, differing payments to be made to Lenders that are not Defaulting Lenders, as opposed to Defaulting Lenders.

(d)            If any Lender shall fail to make any payment required to be made by it to the Administrative Agent pursuant to Section 2.3(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations to the Administrative Agent under such Sections until all such unsatisfied obligations are fully paid.

Section 12.7.                          Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, THE BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK GOVERNS THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS.  Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the Supreme Court of the State of New York sitting in New York County or in the United States District Court of the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Borrower hereby further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address for notices pursuant to Section 12.3, such service to become effective 30 days after such mailing or at such earlier time as may be provided under applicable law.  Nothing herein shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

(b)            The Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in Section 12.7(a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c)            EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER CREDIT DOCUMENTS (INCLUDING, WITHOUT LIMITATION, ANY AMENDMENTS, WAIVERS OR OTHER MODIFICATIONS RELATING TO ANY OF THE FOREGOING), OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 12.8.                 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same agreement.

Section 12.9.                          Integration.  This Agreement, the other Credit Documents and any separate letter agreements with respect to fees payable to the Administrative Agent, for its own account and benefit and/or for the account, benefit of, and distribution to, the Lenders, constitute the entire contract among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof or thereof.

Section 12.10.                      Headings Descriptive.  The headings of the several sections and other portions of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.11.                       Amendment or Waiver.

(a)            Neither this Agreement nor any other Credit Document, nor the terms hereof or thereof, may be amended, changed, waived or otherwise modified unless such amendment, change, waiver or other modification is in writing and signed by the Borrower and the Administrative Agent, and also signed (or consented to in writing by) the Required Lenders, provided that

(i) (ii)
no change in, or waiver or other modification otherwise affecting, the amount or time of any scheduled or mandatory reduction in or termination of the Total Commitment provided for in Section 4.3 to which a Lender shall be entitled, shall be made without the written consent of each Lender;
no change, waiver or other modification shall:

(A)
increase (1) the Commitment of any Lender hereunder, without the written consent of such Lender, or (2) the Total Revolving Commitment, without the consent of all of the Lenders, except any increase pursuant to and in accordance with Section 2.1(b);

(B)
extend or postpone any Maturity Date provided for herein that is applicable to any Loan of any Lender, extend or postpone the expiration date of any Letter of Credit as to which such Lender is a Participant pursuant to Section 3.4 beyond the latest expiration date for a Letter of Credit provided for herein, or extend or postpone any scheduled expiration or termination date provided for herein that is applicable to a Commitment of any Lender, without the written consent of such Lender;

(C)
reduce the principal amount of any Loan made by any Lender, or reduce the rate or extend the time of payment of, or excuse the payment of, interest thereon (other than as a result of waiving the applicability of any post-default increase in interest rates), without the written consent of such Lender; or

(D)	reduce the rate or extend the time of payment of, or excuse the payment of, any Fees to which any Lender is entitled hereunder, without the written consent of such Lender; and
(iii)	no change, waiver or other modification shall, without the written consent of each Lender (other than a Defaulting Lender) affected thereby,
(A)	release the Borrower from any obligations as a guarantor of its Subsidiaries' obligations under any Credit Document, except in accordance with the express terms of this Agreement;
(B)
amend, modify or waive any provision of this Section 12.11, or Section 10.3, 11.7, 12.1, 12.4 or 12.6, or any other provision of any of the Credit Documents pursuant to which the consent or approval of all Lenders, or a number or specified percentage or other required grouping of Lenders or Lenders having Commitments under a particular Facility, is by the terms of such provision explicitly required;

(C)	reduce the percentage specified in, or otherwise modify, the definition of Required Lenders; or
(D)	consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, except in accordance with the express terms of this Agreement.
Any waiver, consent, amendment or other modification with respect to this Agreement given or made in accordance with this Section 12.11 shall be effective only in the specific instance and for the specific purpose for which it was given or made.

(b)            No provision of Article III or XI may be amended without the consent of (x) any Letter of Credit Issuer adversely affected thereby or (y) the Administrative Agent, respectively.

Section 12.12.                                        Survival of Indemnities.  All indemnities set forth herein including, without limitation, in Section 2.6, 2.7, 5.4, 11.7 or 12.1 shall survive the execution and delivery of this Agreement and the making and repayment of Loans.

Section 12.13.                                        Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any branch office, subsidiary or affiliate of such Lender, provided that the Borrower shall not be responsible for costs arising under Section 2.6 resulting from any such transfer (other than a transfer pursuant to Section 2.8) to the extent not otherwise applicable to such Lender prior to such transfer.

Section 12.14.                                        Confidentiality.

(a)            The Administrative Agent, each Letter of Credit Issuer and the Lenders each agrees to maintain the confidentiality of all Confidential Information (as defined below), except that Confidential Information may be disclosed (i) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential), but in each case subject to applicable law and internal confidentiality policies and restrictions, (ii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty's professional advisor, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 12.14, (iii) to the extent requested by any regulatory authority, (iv) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (v) to any other party to this Agreement, (vi) to any other creditor of the Borrower or any other Credit Party that is a direct or intended beneficiary of any of the Credit Documents, (vii) in connection with the exercise of any remedies hereunder or under any of the other Credit Documents, or any suit, action or proceeding relating to this Agreement or any of the other Credit Documents or the enforcement of rights hereunder or thereunder, (viii) subject to an agreement containing provisions substantially the same as those of this Section 12.14, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (ix) with the consent of the Borrower, or (x) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section 12.14, or (B) becomes available to the Administrative Agent, any Letter of Credit Issuer or any Lender on a non-confidential basis from a source other than the Borrower.

(b)            As used in this Section, "Confidential Information" shall mean all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Letter of Credit Issuer or any Lender on a non-confidential basis prior to disclosure by the Borrower, provided that in the case of information received from the Borrower after the Closing Date, such information is clearly identified at the time of delivery as confidential.  Notwithstanding anything herein to the contrary, "Confidential Information" shall not include, and the Administrative Agent and each Lender may disclose to any and all Persons, without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (as such terms are defined in Section 1.6011-4 of the Code regulations) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Administrative Agent or such Lender relating to such tax treatment and tax structure.

(c)            Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 12.14 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information.  The Borrower hereby agrees that the failure of the Administrative Agent, any Letter of Credit Issuer or any Lender to comply with the provisions of this Section 12.14 shall not relieve the Borrower, or any other Credit Party, of any of its obligations under this Agreement or any of the other Credit Documents.

Section 12.15.                                        Lender Register.  The Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 12.15, to maintain a register (the "Lender Register") on or in which it will record the names and addresses of the Lenders, and the Commitments from time to time of each of the Lenders, the Loans made to the Borrower by each of the Lenders and each repayment and prepayment in respect of the principal amount of such Loans of each such Lender.  Failure to make any such recordation, or (absent manifest error) any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Lender Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Lender Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment Agreement pursuant to Section 12.4(c).  The Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature that may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.15, except to the extent attributable to the gross negligence or willful misconduct of the Administrative Agent. The Lender Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

Section 12.16.                                        Limitations on Liability of the Letter of Credit Issuers.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to the use of such Letters of Credit.  Neither any Letter of Credit Issuer nor any of its officers or directors shall be liable or responsible for: (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by a Letter of Credit Issuer against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower (or another Credit Party that is the account party in respect of the Letter of Credit in question) shall have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer shall be liable to the Borrower (or such Credit Party), to the extent of any direct, but not consequential, damages suffered by the Borrower (or such Credit Party) that the Borrower (or such Credit Party) prove were caused by (i) such Letter of Credit Issuer's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (ii) such Letter of Credit Issuer's willful failure to make lawful payment under any Letter of Credit after the presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit.  In furtherance and not in limitation of the foregoing, a Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation.

Section 12.17.                                        General Limitation of Liability.  No claim may be made by the Borrower, any Lender, the Administrative Agent, any Letter of Credit Issuer or any other Person against the Administrative Agent, any Letter of Credit Issuer or any other Lender or the Affiliates, directors, officers, employees, attorneys or agents of any of them for any damages other than actual compensatory damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any of the other Credit Documents, or any act, omission or event occurring in connection therewith; and each of the Borrower, each Lender, the Administrative Agent and each Letter of Credit Issuer hereby, to the fullest extent permitted under applicable law, waives, releases and agrees not to sue or counterclaim upon any such claim for any special, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 12.18.                                        No Duty.  All attorneys, accountants, appraisers, consultants and other professional Persons (including the firms or other entities on behalf of which any such Person may act) retained by the Administrative Agent or any Lender with respect to the transactions contemplated by the Credit Documents shall have the right to act exclusively in the interest of the Administrative Agent or such Lender, as the case may be, and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower, to any of its Subsidiaries, or to any other Person, with respect to any matters within the scope of such representation or related to their activities in connection with such representation.  The Borrower agrees, on behalf of itself and its Subsidiaries, not to assert any claim or counterclaim against any such Persons with regard to such matters, all such claims and counterclaims, now existing or hereafter arising, whether known or unknown, foreseen or unforeseeable, being hereby waived, released and forever discharged.

Section 12.19.                                        Lenders and Agent Not Fiduciary to Borrower.  The relationship among the Borrower and its respective Subsidiaries, on the one hand, and the Administrative Agent, each Letter of Credit Issuer and the Lenders, on the other hand, is solely that of debtor and creditor, and the Administrative Agent, each Letter of Credit Issuer and the Lenders have no fiduciary or other special relationship with the Borrower and its respective Subsidiaries, and no term or provision of any Credit Document, no course of dealing, no written or oral communication, or other action, shall be construed so as to deem such relationship to be other than that of debtor and creditor.

Section 12.20.                                        Survival of Representations and Warranties.  All representations and warranties herein shall survive the making of Loans, the execution and delivery of this Agreement, the Notes and the other documents the forms of which are attached as Exhibits hereto, the issue and delivery of the Notes, any disposition thereof by any holder thereof, and any investigation made by the Administrative Agent or any Lender or any other holder of any of the Notes or on its behalf.  All statements contained in any certificate or other document delivered to the Administrative Agent or any Lender or any holder of any Notes by or on behalf of the Borrower or of its Subsidiaries pursuant hereto or otherwise specifically for use in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower hereunder, made as of the respective dates specified therein or, if no date is specified, as of the respective dates furnished to the Administrative Agent or any Lender.

Section 12.21.                                        Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 12.22.                                        Independence of Covenants.  All covenants hereunder shall be given independent effect so that if a particular action, event, condition or circumstance is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations or restrictions of, another covenant, shall not avoid the occurrence of a Default or an Event of Default if such action is taken or event, condition or circumstance exists.

Section 12.23.                                        Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the "Charges"), shall exceed the maximum lawful rate (the "Maximum Rate") that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment, shall have been received by such Lender.

Section 12.24.                                        Amendment Effective.  The parties hereto agree that (i) this Agreement amends and restates in its entirety the Amended Credit Agreement and (ii) references to the "Credit Agreement" in the other Credit Documents shall be considered references to this Agreement.  Notwithstanding the foregoing or any other provision hereof, this Agreement does not constitute a novation of the Previous Agreements or serve to terminate Section 11.12 of the Previous Agreements or any of Borrower's obligations thereunder.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.
CH ENERGY GROUP, INC.

By:	/s/ Stacey Renner
Name:	Stacey Renner
Title:	Treasurer

Signature Pages
to
CH Energy Group, Inc. Second Amended and Restated Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender, as a Letter of Credit Issuer, as the Swing Line Lender and as the Administrative Agent

By:	/s/ Sherrie I. Manson
Name:	Sherrie I. Manson
Title:	Sr. Vice President

Signature Pages
to
CH Energy Group, Inc. Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Lender and as Co-Syndicated Agent

By:	/s/ Scott McNamara
Name:	Scott McNamara
Title:	Senior Underwriter

Signature Pages
to
CH Energy Group, Inc. Second Amended and Restated Credit Agreement

HSBC BANK USA, N.A. as a Lender and as Co-Syndication Agent

By:	/s/ Frank M. Eassa
Name:	Frank M. Eassa
Title:	Vice President

Signature Pages
to
CH Energy Group, Inc. Second Amended and Restated Credit Agreement

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Karen D. Finnerty
Name:	Karen D. Finnerty
Title:	Senior Vice President

Signature Pages
to
CH Energy Group, Inc. Second Amended and Restated Credit Agreement

ANNEX I

 INFORMATION AS TO LENDERS
Name of Lender	Commitments	Notice Address
KeyBank National Association	Revolving Commitment: $35,000,000 Swing Line Commitment: $15,000,000	KeyBank National Association 127 Public Square Cleveland, Ohio 44114 Facsimile: (216) 689-3443 Attention: Sherrie Manson
JPMorgan Chase Bank, N.A.	Revolving Commitment: $22,500,000	JPMorgan Chase Bank, N.A. 12 Corporate Woods Blvd. Albany, New York 12211 Facsimile: (518) 433-0295 Attention: Kathy Jewett
HSBC Bank USA	Revolving Commitment: $22,500,000	HSBC Bank USA 801 Auto Park Place Newburgh, New York 12550 Facsimile: (845) 569-8107 Attention: Wanda Flynn
Bank of America, N.A.	Revolving Commitment: $20,000,000	Bank of America, N.A. Peter D. Kiernan Plaza Mail Code: NY6-543-03-02 Albany, New York 12207 Facsimile: (518) 447-3768 Attention: Debbie Bayer

Schedule 7.1
Name	State or other Jurisdiction of Incorporation
CH Energy Group, Inc.	New York
Subsidiaries
Central Hudson Gas & Electric Corporation	New York
Central Hudson Enterprises Corporation	New York
Griffith Energy Services, Inc.	New York

2

Schedule 9.3
PERMITTED LIENS

CH Energy Group, Inc.

None.

Central Hudson Enterprises Corporation

1.	Secured Parties: Texas Commerce Bank National Association, successor in interest to Ameritrust Texas National Association; assigned to JPMorgan Chase Bank which changed its name to The Bank of New York, N.A.
Jurisdiction:  New York
File Date:  01/30/02 (File No. 023923)
Amended to change name of Debtor:  02/19/02 (File No. 039939)
Assignment to JPMorgan Chase Bank:  03/11/02 (File No. 056202)
Continuation:  01/30/07 (File No. 200701305112243)
Amendment to change name of Secured Party:  02/22/07 (File No. 200702225186609)
Continuation:  01/30/12 (File No. 201201305122536)
Collateral:  All of the Debtor's right, title, interest, claim, demand, benefit, power and privilege of the Debtor in, to and under the Debtor's interest as a limited partner in Montclair Cogeneration Project Associates Limited Partnership (the "Company") and any other interest in the Company.

Central Hudson Gas & Electric Corporation

1.                   Secured Parties:  De Lage Landen Financial Services, Inc.
Jurisdiction:  New York
File Date:  04/21/03 (File No. 200304210858855)
Continuation:  02/06/08 (File No. 200802065128302)
Collateral:  1 Minolt D1551 31004358 2 Minolt D1551 31004670 3 Minolt D1551 31004430 4 Minolt D1850 22001567 5 Minolt EP6001 3129818 6 Minolt D1251 31758841 7 Minolt EP2030 31740340 8 Minolt D1351 31742658 9 Minolt EP1085 31718672 10 Minolt EP1085 31719078 11 Minolt D1181 317456 12 Minolt EP1085 31718671 13 Minolt EP1085 31704569 14 Minolt D1351 31742665 15 Minolt EP3000 31722799 16 Minolt D1450 31737181 17 Minolt D1551 31004372 18 Minolt D1351 31742667 19 Minolt EP2030 31740341 including all components, additions, upgrades, attachments, accessions, subsititutions, replacements and proceeds of the foregoing.  This filing is for precautionary purposes in connection with an equipment leasing transaction and is not to be construed as indicating that the transaction is other than a true lease.

3

2.                   Secured Parties:  De Lage Landen Financial Services, Inc.
Jurisdiction:  New York
File Date:  04/26/07 (File No. 200704260329814)
Continuation:  03/09/12 (File No. 201203095283410)
Collateral:  Lease Equipment on Schedule A including all components, additions, upgrades, attachments, accessions, substitutions, replacement and proceeds of the foregoing.  This filing is for precautionary purposes in connection with an equipment leasing transaction and is not to be construed as indicating that the transaction is other than a true lease.

3.                   Secured Parties:  Toshiba Financial Svcs
Jurisdiction:  New York
File Date:  11/06/09 (File No. 200911060639274)
Collateral:  All equipment leased or financed by Secured Party to or for Debtor pursuant to Secured Party's Contract Number 25005157, together with all additions, attachments, accessories and substitutions to or for the same, and all proceeds of the foregoing.

Griffith Energy Services, Inc.

None.

4

Schedule 9.6

Under its current corporate structure, Parent and certain of its Subsidiaries have no direct employees.  All employees are employed directly by Subsidiary operating companies.  The corporate functions administered and executed for the benefit of Parent and its Subsidiaries as a group generally originate at the Utility.  The guidelines for allocating costs that are corporate in nature among and between Parent and its Subsidiaries were prescribed by the New York State Public Service Commission in Case 96-E-0909.  That case addressed the Utility's restructuring and the formation of Parent.  That case was approved by the Commission in Opinion 98-14, issued and effective June 30, 1998.

5

EXHIBIT A-1

 REVOLVING NOTE
$35,000,000.00	Cleveland, Ohio
October 19, 2012
FOR VALUE RECEIVED, the undersigned CH ENERGY GROUP, INC., a New York corporation (herein, together with its respective successors and assigns, the "Borrower"), jointly and severally, each hereby promises to pay to the order of KeyBank National Association (the "Lender"), in lawful money of the United States of America and in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of KeyBank National Association (the "Administrative Agent"), the principal sum of THIRTY-FIVE MILLION DOLLARS AND 00/100 ($35,000,000.00) or, if less, the then unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement, on the Maturity Date.
The Borrower promises also to pay interest in like currency and funds at the Payment Office on the unpaid principal amount of each Revolving Loan made by the Lender from the date of such Revolving Loan until paid at the rates and at the times provided in Section 2.5 of the Credit Agreement.
This Note is one of the Revolving Notes referred to in the Second Amended and Restated Credit Agreement, dated as of October 19, 2012, among the Borrower, the lending institutions from time to time party thereto (including the Lender), and the Administrative Agent (as the same may from time to time be further amended, restated, supplemented or otherwise modified, the "Credit Agreement"), and is entitled to the benefits thereof and of the other Credit Documents.  As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the Maturity Date, in whole or in part.
In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Note as of the date first written above.

CH ENERGY GROUP, INC.

By:	/s/ Stacey Renner
Name:	Stacey Renner
Title:	Treasurer

EXHIBIT A-2

 SWING LINE NOTE
$15,000,000	Cleveland, Ohio
October 19, 2012
FOR VALUE RECEIVED, the undersigned CH ENERGY GROUP, INC., a New York corporation (herein, together with its respective successors and assigns, the "Borrower"), jointly and severally, each hereby promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (the "Lender"), in lawful money of the United States of America in immediately available funds, at the Payment Office (such term and certain other terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement referred to below) of KeyBank National Association (the "Administrative Agent"), the principal sum of FIFTEEN MILLION DOLLARS AND 00/100 ($15,000,000) or, if less, the then unpaid principal amount of all Swing Line Loans made by the Lender to the Borrower pursuant to the Credit Agreement.  The Borrower will pay the principal amount of any Swing Line Loan on the maturity date specified therefor in the Notice of Borrowing, Continuation or Conversion relating thereto, which maturity date shall in no event be more than 14 days following the date such Swing Line Loan was made.
The Borrower promises also to pay interest on the unpaid principal amount of each Swing Line Loan made by the Lender in like money at such office from the date of such Swing Line Loan until paid at the rates and at the times provided in Section 2.5 of the Credit Agreement.
This Note is one of the Swing Line Notes referred to in the Second Amended and Restated Credit Agreement, dated as of October 19, 2012, among the Borrower, the lending institutions from time to time party thereto (including the Lender), and the Administrative Agent (as the same may from time to time be amended, restated, supplemented or otherwise modified, the "Credit Agreement"), and is entitled to the benefits thereof and of the other Credit Documents.  As provided in the Credit Agreement, this Note is subject to mandatory prepayment prior to the maturity date of any Swing Line Loan, in whole or in part.
In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.
The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note. No failure to exercise, or delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Note as of the date first written above.

CH ENERGY GROUP, INC.

By:	/s/ Stacey Renner
Name:	Stacey Renner
Title:	Treasurer

EXHIBIT B-1
NOTICE OF BORROWING, CONTINUATION OR CONVERSION

______________, 20___
KeyBank National Association,
as Administrative Agent for the Lenders party
to the Credit Agreement referred to below
127 Public Square
Cleveland, Ohio 44114
 Attention: ____________________________
Re:            Notice of Borrowing, Continuation or Conversion

Ladies and Gentlemen:
[For a Borrowing:
The undersigned, CH Energy Group, Inc., a New York corporation (the "Company"), refers to the Second Amended and Restated Credit Agreement, dated as of October 19, 2012 (as the same may from time to time be further amended, modified or supplemented, the "Credit Agreement," the terms defined therein being used herein as therein defined), among the Company, as Borrower, the lending institutions from time to time party thereto (the "Lenders"), and KeyBank National Association, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2(b) of the Credit Agreement, that the undersigned hereby requests one or more Borrowings under the Credit Agreement, and in that connection therewith sets forth in the schedule attached hereto the information relating to each such Borrowing (collectively the "Proposed Borrowing") as required by Section 2.2(b) of the Credit Agreement.
The undersigned hereby specifies that the Proposed Borrowing will consist of Loans as indicated in the schedule attached hereto.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:
(A)            the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and
(B)            no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.]
[For a Continuation:
The undersigned, CH Energy Group, Inc., a New York corporation (the "Company"), refers to the Second Amended and Restated Credit Agreement, dated as of October 19, 2012 (as the same may from time to time be further amended, modified or supplemented, the "Credit Agreement," the terms defined therein being used herein as therein defined), among the Company, as Borrower, the lending institutions from time to time party thereto (the "Lenders"), and KeyBank National Association, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2(b) of the Credit Agreement, that the undersigned hereby requests one or more Continuations of Loans, consisting of one Type of Loan, pursuant to Section 2.2(a) of the Credit Agreement, and in that connection therewith sets forth in the schedule attached hereto the information relating to each such Continuation.]

[For a Conversion:
The undersigned, CH Energy Group, Inc., a New York corporation (the "Company"), refers to the Second Amended and Restated Credit Agreement, dated as of October 19, 2012 (as the same may from time to time be further amended, modified or supplemented, the "Credit Agreement," the terms defined therein being used herein as therein defined), among the Company, as Borrower, the lending institutions from time to time party thereto (the "Lenders"), and KeyBank National Association, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section 2.2(b) of the Credit Agreement, that the undersigned hereby requests one or more Conversions of Loans, consisting of one Type of Loan, into Loans of another Type, pursuant to Section 2.2(a) of the Credit Agreement, and in that connection therewith sets forth in the schedule attached hereto the information relating to each such Conversion.]

Very truly yours,
[		]

By:
Name:
Title:

BORROWING SCHEDULE
Proposed Borrowing #1:
Business Day of Proposed Borrowing	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
______, 20___	Base Rate Loans Eurodollar Loans Swing Line Loans with rate of interest of _____% and maturity of _____ days [Circle one of above]	$____________	One Month Two Months Three Months Six Months [Circle one of above]

Proposed Borrowing #2:
Business Day of Proposed Borrowing	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
______, 20__	Base Rate Loans Eurodollar Loans Swing Line Loans with rate of interest of _____% and maturity of _____ days [Circle one of above]	$____________	One Month Two Months Three Months Six Months [Circle one of above]

CONTINUATION SCHEDULE
Proposed Continuation #1
[of the Loans described in the first table below
into the Loans described in the second table below]
Date of Loans	Type of Loans	Aggregate Amount of Loans	Interest Period of Loans
____, 20__	Eurodollar Loans	$________	One Month Two Months Three Months Six Months [Circle one of above]

Date of Loans	Type of Loans	Aggregate Amount of Loans	Interest Period of Loans
____, 20__	Eurodollar Loans	$________	One Month Two Months Three Months Six Months [Circle one of above]

Proposed Continuation #2
[of the Loans described in the first table below
into the Loans described in the second table below]
Date of Loans	Type of Loans	Aggregate Amount of Loans	Interest Period of Loans
____, 20__	Eurodollar Loans	$________	One Month Two Months Three Months Six Months [Circle one of above]

Date of Loans	Type of Loans	Aggregate Amount of Loans	Interest Period of Loans
____, 20__	Eurodollar Loans	$________	One Month Two Months Three Months Six Months [Circle one of above]

CONVERSION SCHEDULE
Proposed Conversion #1
[of the Loans described in the first table below
into the Loans described in the second table below]
Date of Loans	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
____, 20__	Base Rate Loans Eurodollar Loans [Circle one of Above]	$________	One Month Two Months Three Months Six Months [Circle one of above]

Date of Loans	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
____, 20__	Base Rate Loans Eurodollar Loans [Circle one of Above]	$________	One Month Two Months Three Months Six Months [Circle one of above]

Proposed Conversion #2
[of the Loans described in the first table below
into the Loans described in the second table below]
Date of Loans	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
____, 20__	Base Rate Loans Eurodollar Loans [Circle one of Above]	$________	One Month Two Months Three Months Six Months [Circle one of above]

Date of Loans	Type of Loans	Aggregate Amount of Loans	Interest Period if Loans are Eurodollar Loans
____, 20__	Base Rate Loans Eurodollar Loans [Circle one of Above]	$________	One Month Two Months Three Months Six Months [Circle one of above]

EXHIBIT B-2

 LETTER OF CREDIT REQUEST
No. ______________
Dated  __________, 20___
KeyBank National Association,
as Administrative Agent for the Lenders party
to the Credit Agreement referred to below
127 Public Square
Cleveland, Ohio 44114
Attention: Letter of Credit Operations
Ladies and Gentlemen:
The undersigned, CH ENERGY GROUP, INC., a New York corporation (the "Company"), refers to the Second Amended and Restated Credit Agreement, dated as of October 19, 2012 (as may be further amended, modified, supplemented or amended and restated from time to time, the "Credit Agreement," the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lending institutions from time to time party thereto (the "Lenders"), and KeyBank National Association, as Administrative Agent for such Lenders.
The undersigned hereby requests that                , as a Letter of Credit Issuer, issue a Letter of Credit on           , 20___ (the "Date of Issuance") in the aggregate amount of $_____________, for the account of ____________________.
The beneficiary of the requested Letter of Credit will be __________, and such Letter of Credit will be in support of ___________ and will have a stated termination date of _____________.
The undersigned hereby certifies that after giving effect to the requested issuance of the Letter of Credit:
(i)            $_________ principal amount of Loans will be outstanding; and
(ii)            the Letter of Credit Outstandings will be $___________.
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the Date of Issuance:
(A)            the representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the issuance of the Letter of Credit and to the application of the proceeds thereof, as though made on such date, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and
(B)            no Default or Event of Default has occurred and is continuing, or would result after giving effect to the issuance of the Letter of Credit requested hereby.

Copies of all documentation with respect to the supported transaction are attached hereto.
Very truly yours,

CH ENERGY GROUP, INC.

EXHIBIT C
COMPLIANCE CERTIFICATE

For Fiscal Quarter ended ____________________
THE UNDERSIGNED HEREBY CERTIFY THAT:
(1)            [I am a][We are] duly elected Chief Financial Officer[s] of CH ENERGY GROUP, INC., a New York corporation (the  "Borrower");
(2)            [I am][We are] familiar with the terms of that certain Second Amended and Restated Credit Agreement, dated as of October 19, 2012, among the undersigned, the Lenders, as defined in the Second Amended and Restated Credit Agreement, and KeyBank National Association, as Administrative Agent (as the same may from time to time be further amended, restated, supplemented or otherwise modified, the "Credit Agreement", the terms defined therein being used herein as therein defined), and the terms of the other Credit Documents, and [I][we] have made, or have caused to be made under [my][our] supervision, a review in reasonable detail of the transactions and condition of the Parent and its Subsidiaries during the accounting period covered by the attached financial statements;
(3)            The review described in paragraph (2) above did not disclose, and [I][we] have no knowledge of, the existence of any condition or event that constitutes or constituted a Default or Event of Default, at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate;
(4)            The Borrower hereby represents that the representations and warranties made by the Borrower contained in the Credit Agreement and each other Credit Document are true and correct as though made on and as of the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specified date, in which case such representations and warranties were true and correct in all material respects as of the date when made; and
(5)            Set forth on Attachment I hereto are calculations of the covenant set forth in Section 9.5 of the Credit Agreement, which calculations show compliance with the terms thereof.
IN WITNESS WHEREOF, [I][we] have signed this certificate the ___ day of _________, 20___.

[		]

By:
Name:
Title:

EXHIBIT D

CLOSING CERTIFICATE

Pursuant to Section 6.1(h) of the Second Amended and Restated Credit Agreement, dated as of October 19, 2012 (the "Credit Agreement"; all capitalized terms used herein have the meaning given to them in the Credit Agreement unless otherwise defined herein), among CH ENERGY GROUP, INC., a New York corporation (the "Borrower"), the lending institutions party thereto (collectively, the "Lenders") and KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders under the Credit Agreement ("Administrative Agent"), the undersigned, being the duly elected, qualified and acting Chief Financial Officer of the Borrower hereby certifies on behalf of the Borrower as follows:
1.            all conditions precedent set forth in Section 6.1 of the Credit Agreement have been satisfied;
2.            both before and after giving effect to any Borrowings made on the date hereof and the application of the proceeds thereof, the Borrower are in compliance with all covenants contained in Articles VIII and IX of the Credit Agreement;
3.            both before and after giving effect to any Borrowings made on the date hereof and the application of the proceeds thereof, no Default or Event of Default has occurred or is continuing; and
4.            both before and after giving effect to any Borrowings made on the date hereof and the application of the proceeds thereof, all representations and warranties of the Credit Parties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof, except that as to any such representations and warranties that expressly relate to an earlier specified date, such representations and warranties are only represented as having been true and correct in all material respects as of the date when made.
IN WITNESS WHEREOF, the undersigned has executed this Certificate on October 19, 2012.

/s/ Christopher M. Capone
Name:	Christopher M. Capone
Title: Chief Financial Officer

EXHIBIT E
ASSIGNMENT AGREEMENT

 DATE:_____________
Reference is made to the Second Amended and Restated Credit Agreement described in Item 2 of Annex I annexed hereto (as the same may from time to time be further amended, restated, supplemented or otherwise modified, the "Credit Agreement").  Unless defined in Annex I attached hereto, terms defined in the Credit Agreement are used herein as therein defined.
_____________ (the "Assignor") and ______________ (the "Assignee") hereby agree as follows:
1.            The Assignor hereby sells and assigns to the Assignee without recourse and without representation or warranty (other than as expressly provided herein), and the Assignee hereby purchases and assumes from the Assignor, that interest in and to all of the Assignor's rights and obligations under the Credit Agreement as of the date hereof that represents the percentage interest specified in Item 4 of Annex I (the "Assigned Share") of all of Assignor's outstanding rights and obligations under the Credit Agreement indicated in Item 4 of Annex I, including, without limitation, all rights and obligations with respect to the Assigned Share of the Assignor's Commitment and of the Loans and the Notes held by the Assignor.  After giving effect to such sale and assignment, the Assignee's Commitment will be as set forth in Item 4 of Annex I.
2.            The Assignor (i) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement, that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any liens or security interests; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the other Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent or any of its Subsidiaries or the performance or observance by the Parent or any of the other Credit Parties of any of its obligations under the Credit Agreement or the other Credit Documents or any other instrument or document furnished pursuant thereto.
3.            The Assignee (i) represents and warrants that it is duly authorized to enter into and perform the terms of this Assignment Agreement; (ii) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iv) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; [and] (v) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender[; and (vi) to the extent legally entitled to do so, attaches the forms described in Section 5.5(b)(ii) of the Credit Agreement]1.

1    If the Assignee is organized under the laws of a jurisdiction outside the United States.

4.            Following the execution of this Assignment Agreement by the Assignor and the Assignee, an executed original hereof (together with all attachments) will be delivered to the Administrative Agent. The effective date of this Assignment Agreement shall be the date of execution hereof by the Assignor, the Assignee and the consent hereof by the Administrative Agent and the receipt by the Administrative Agent of the administrative fee referred to in Section 12.4(c) of the Credit Agreement, unless otherwise specified in Item 5 of Annex I hereto (the "Settlement Date").
5.            Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Settlement Date, (i) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.
6.            It is agreed that upon the effectiveness hereof, the Assignee shall be entitled to (x) all interest on the Assigned Share of the Loans at the rates specified in Item 6 of Annex I, and (y) all Commitment Fee (if applicable) on the Assigned Share of the Commitment at the rate specified in Item 7 of Annex I, that, in each case, accrue on and after the Settlement Date, such interest and, if applicable, Commitment Fee, to be paid by the Administrative Agent, upon receipt thereof from the Borrower, directly to the Assignee. It is further agreed that all payments of principal made by the Borrower on the Assigned Share of the Loans that occur on and after the Settlement Date will be paid directly by the Administrative Agent to the Assignee.  Upon the Settlement Date, the Assignee shall pay to the Assignor an amount specified by the Assignor in writing that represents the Assigned Share of the principal amount of the respective Loans made by the Assignor pursuant to the Credit Agreement that are outstanding on the Settlement Date, net of any closing costs, and that are being assigned hereunder. The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement for periods prior to the Settlement Date directly between themselves on the Settlement Date.
7.            THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
*     *     *
IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[NAME OF ASSIGNOR],		[NAME OF ASSIGNEE],
as Assignor		as Assignee

By:	By:
Name:	Name:
Title:	Title:

KEYBANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

ANNEX I
TO
ASSIGNMENT AND ASSUMPTION AGREEMENT
1.            The Borrower:
CH ENERGY GROUP, INC.

2.            Name and Date of Credit Agreement:
Second Amended and Restated Credit Agreement, dated as of October 19, 2012, among CH Energy Group, Inc., the Lenders from time to time party thereto, and KeyBank National Association, as Administrative Agent.
3.            Date of Assignment Agreement:
_________ ___, _____
4.            Amounts (as of date of item #3 above):
	Revolving Commitment	Revolving Loans	Swing Line Commitment	Swing Line Loans
Aggregate Amount for all Lenders	$_____	$_____	$_____	$_____
Assigned Share	_____%	_____%	_____%	_____%
Amount of Assigned Share	$_____	$_____	$_____	$_____
Amount Retained by Assignor	$_____	$_____	$_____	$_____

5.            Settlement Date:
_________ ___, ___
6.	Rate of Interest
to the Assignee:	As set forth in Section 2.5 of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).[2]
7.            Commitment
Fee:	As set forth in Section 4.1(a) of the Credit Agreement (unless otherwise agreed to by the Assignor and the Assignee).[3]

2    The Borrower and the Administrative Agent shall direct the entire amount of the interest to the Assignee at the rate set forth in Section 2.7 of the Credit Agreement, with the Assignor and Assignee effecting any agreed upon sharing of interest through payments by the Assignee to the Assignor.
3    The Borrower and the Administrative Agent shall direct the entire amount of the Commitment Fee to the Assignee at the rate set forth in Section 4.1(a) of the Credit Agreement, with the Assignor and the Assignee effecting any agreed upon sharing of Commitment Fee through payment by the Assignee to the Assignor.

8.	Notices:
ASSIGNOR: ______________________ ______________________ ______________________ Attention: Telephone No.: Facsimile No.:	ASSIGNEE: ______________________ ______________________ ______________________ Attention: Telephone No.: Facsimile No.:

9.	Payment Instructions:
ASSIGNOR: ______________________ ______________________ ______________________ ABA No. Account No.: Reference: Attention: Telephone No.: Facsimile No.:	ASSIGNEE: ______________________ ______________________ ______________________ ABA No. Account No.: Reference: Attention: Telephone No.: Facsimile No.: